Exhibit 99.1

Wintrust Financial Corporation

727 North Bank Lane, Lake Forest, Illinois 60045

News Release

FOR IMMEDIATE RELEASE	January 18, 2012

FOR MORE INFORMATION CONTACT:

Edward J. Wehmer, President & Chief Executive Officer

David A. Dykstra, Senior Executive Vice President & Chief Operating Officer

(847) 615-4096

Web site address: www.wintrust.com

WINTRUST FINANCIAL CORPORATION REPORTS FOURTH QUARTER 2011 NET INCOME OF $19.2

MILLION, AN INCREASE OF 35% AND RECORD FULL YEAR 2011 NET INCOME OF $77.6 MILLION

LAKE FOREST, ILLINOIS – Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq WTFC) announced net income of $19.2 million or $0.41 per diluted common share for the fourth quarter of 2011 compared to net income of $14.2 million or ($0.06) per diluted common share for the fourth quarter of 2010. The Company recorded net income of $77.6 million or $1.67 per diluted common share for the full year of 2011 compared to net income of $63.3 million or $1.02 per diluted common share for the full year of 2010.

The Company’s total assets of $15.9 billion at December 31, 2011 increased $1.9 billion from December 31, 2010. Total deposits as of December 31, 2011 were $12.3 billion, an increase of $1.5 billion from December 31, 2010. Noninterest bearing deposits increased by $584 million or 49% since December 31, 2010, while NOW, wealth management, money market and savings deposits increased $914 million or 19% during the same time period. Total time certificates of deposit remained essentially unchanged at December 31, 2011 compared to December 31, 2010. Total loans, including loans held for sale but excluding covered loans, were $10.8 billion as of December 31, 2011, an increase of $871 million over December 31, 2010.

Edward J. Wehmer, President and Chief Executive Officer, commented, “Our reported fourth quarter net income of $19.2 million caps a record year of earnings for the Company. Full year net income for 2011 of $77.6 million represents our highest reported net income in the history of Wintrust. The fourth quarter of 2011 was highlighted by solid loan growth, an increase in net interest margin and net interest income, growth of pre-tax adjusted earnings, continued improvement in credit quality, and continued favorable shifting in the mix of the deposit funding base.

Total loans outstanding at December 31, 2011, excluding covered loans but including loans held for sale, increased $356 million from September 30, 2011. This growth was primarily comprised of $210 million of commercial and commercial real-estate and $107 million of mortgage loans held for sale. Funding of this loan growth was provided by using existing liquidity at each of our banking affiliates as total deposits outstanding remained the same as September 30, 2011. While our overall level of deposits remained the same as the prior quarter, our mix of deposits improved due to both a more desirable mix of deposits from our core customers and to the replacement of approximately $70 million of matured certificates of deposits related to FDIC-assisted acquired banks with non-maturity deposit products. In the fourth quarter, the $371 million growth in non-maturity core deposits slightly more than offset the $370 million decline in certificates of deposits during the period. This movement has helped improve the Company’s deposit mix as certificates of deposit at December 31, 2011 make up only 40% of total deposits, down from 45% at December 31, 2010. Additionally, non-interest bearing demand deposits now comprise 15% of total deposits, up from 11% at December 31, 2010.

As a result of the solid loan growth and improved net interest margin, net interest income increased in the fourth quarter by $6 million over the third quarter of 2011. The Company’s net interest margin improved to 3.45% for the fourth quarter of 2011, compared to 3.37% in the previous quarter. Net interest income and net interest margin for the full year of 2011 were $461 million and 3.42%, respectively, compared to $416 million and 3.37% for the full year of 2010. The growth in net interest income in the fourth quarter of 2011 contributed to continued improvement in pre-tax adjusted earnings, one of our main internal measurements of profitability.”

Commenting on credit quality, Mr. Wehmer noted, “The Company’s credit quality metrics improved during the quarter as non-performing loans as a percent of total loans decreased to 1.14%, the lowest level reported since the end of the fourth quarter of 2007. Total non-performing loans decreased to $120 million at December 31, 2011, down from $142 million at December 31, 2010 and down from $134 million at September 30, 2011. Non-performing loan inflows during the fourth quarter of 2011 declined to $25 million, the lowest amount in the past eight quarters, down from $48 million in the fourth quarter of 2010 and $40 million in the third quarter of 2011. Total allowance for loan losses as a percentage of non-performing loans rose to 92% at December 31, 2011, the highest level since September 30, 2007.

Total non-performing assets, which includes other real estate owned, declined to $207 million, down from $213 million at December 31, 2010 and $231 million at September 30, 2011. During the fourth quarter of 2011, excluding the provision for covered loan losses, the Company recorded a provision for loan losses of $17 million, net charge-offs of $25 million and other real-estate owned operating charges of $9 million.”

Turning to 2012, Mr. Wehmer noted, “We expect loan growth to continue in 2012 which should allow the Company to expand the franchise organically as our loan pipelines remain strong. This should allow us to return to an asset-driven business model similar to our pre ‘Rope-A-Dope’ days prior to 2006. We also expect 2012 to be a very active year industry-wide for acquisition opportunities for both FDIC-assisted and unassisted banks as well as individual branches and lines of business.”

In closing, Mr. Wehmer added, “We have ended 2011 well positioned to take advantage of these growth opportunities. We will continue to be disciplined in our approach to growth. Given proper execution of our objectives, Wintrust can be the financial institution of choice to allow any customer, as we say, to ‘HAVE IT ALL’.”

The graphs below depict changes in the level of non-performing loans, excluding covered loans, over the last five quarters. The following metrics, for the last five quarters, are diagrammed below: total non-performing loans, non-performing loans as a percent of total loans, non-performing loan inflows and allowance for loan losses as a percent of total non-performing loans.

Wintrust’s key operating measures and growth rates for the fourth quarter of 2011, as compared to the sequential and linked quarters are shown in the table below:

				% or (4) basis point (bp) change from 3rd Quarter 2011		% or basis point (bp) change from 4th Quarter 2010

	Three Months Ended
	December 31, 2011	September 30, 2011	December 31, 2010
Net income	$19,221	$30,202	$14,205	(36)%		35%
Net income per common share – diluted	$0.41	$0.65	$(0.06)	(37)%		783%

Pre-tax adjusted earnings (2)	$61,341	$60,936	$57,675	1%		6%
Net revenue (1)	$169,559	$185,657	$157,138	(9)%		8%
Net interest income	$124,647	$118,410	$112,677	5%		11%

Net interest margin (2)	3.45%	3.37%	3.46%	8	bp	(1	)bp
Net overhead ratio (3)	1.83%	1.00%	1.73%	83	bp	10	bp
Return on average assets	0.48%	0.77%	0.40%	(29	)bp	8	bp
Return on average common equity	4.87%	7.94%	(0.66)%	(307	)bp	553	bp

At end of period
Total assets	$15,893,808	$15,914,804	$13,980,156	(1)%		14%
Total loans, excluding loans held-for-sale, excluding covered loans	$10,521,377	$10,272,711	$9,599,886	10%		10%
Total loans, including loans held-for-sale, excluding covered loans	$10,841,901	$10,485,747	$9,971,333	14%		9%
Total deposits	$12,307,267	$12,306,008	$10,803,673	—%		14%
Total shareholders’ equity	$1,543,533	$1,528,187	$1,436,549	4%		7%

(1)	Net revenue is net interest income plus non-interest income.
(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
(3)

The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.

(4)	Period-end balance sheet percentage changes are annualized.

Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s web site at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Supplemental Financial Info.”

Items Impacting Comparative Financial Results: Acquisitions and Capital

Acquisitions

On September 30, 2011, the Company completed its acquisition of Elgin State Bancorp, Inc. (“ESBI”). ESBI was the parent company of Elgin State Bank, which operated three banking locations in Elgin, Illinois. As part of the transaction, Elgin State Bank merged into the Company’s wholly-owned subsidiary bank, St. Charles Bank & Trust Company (“St. Charles”), and the three acquired banking locations are operating as branches of St. Charles under the brand name Elgin State Bank. Elgin State Bank had approximately $262 million in assets and $240 million in deposits as of the acquisition date, prior to purchase accounting adjustments. The Company recorded goodwill of $5.0 million on the acquisition.

On July 8, 2011, the Company announced that its wholly-owned subsidiary bank, Northbrook Bank & Trust Company (“Northbrook”), acquired certain assets and liabilities and the banking operations of First Chicago Bank & Trust (“First Chicago”) in an FDIC-assisted transaction. First Chicago operated seven locations in Illinois: three in Chicago and one each in Bloomingdale, Itasca, Norridge and Park Ridge.

On July 1, 2011, the Company completed its acquisition of Great Lakes Advisors, Inc. (“Great Lakes Advisors”), a Chicago-based investment manager with approximately $2.4 billion in assets under management. The Company recorded goodwill of $15.7 million on the acquisition. Great Lakes Advisors merged with Wintrust’s existing asset management business, Wintrust Capital Management, LLC and operates as “Great Lakes Advisors, LLC, a Wintrust Wealth Management Company”. Wintrust Wealth Management, which includes Great Lakes Advisors, Wayne Hummer Investments and the Chicago Trust Company, has $13.8 billion assets under administration at December 31, 2011.

On April 13, 2011, the Company announced the acquisition of certain assets and the assumption of certain liabilities of the mortgage banking business of River City Mortgage, LLC (“River City”) of Bloomington, Minnesota. With offices in Minnesota, Nebraska and North Dakota, River City originated nearly $500 million in mortgage loans in 2010.

On March 25, 2011, the Company announced that its wholly-owned subsidiary bank, Advantage National Bank Group (“Advantage”) acquired certain assets and liabilities and the banking operations of The Bank of Commerce (“TBOC”) in an FDIC-assisted transaction. TBOC operated one location in Wood Dale, Illinois. Advantage subsequently changed its name to Schaumburg Bank and Trust Company, N.A. (“Schaumburg”).

On February 4, 2011, the Company announced that its wholly-owned subsidiary bank, Northbrook, acquired certain assets and liabilities and the banking operations of Community First Bank-Chicago (“CFBC”) in an FDIC-assisted transaction. CFBC operated one location in Chicago, Illinois.

On February 3, 2011, the Company announced the acquisition of certain assets and the assumption of certain liabilities of the mortgage banking business of Woodfield Planning Corporation (“Woodfield”) of Rolling Meadows, Illinois. With offices in Rolling Meadows, Illinois and Crystal Lake, Illinois, Woodfield originated approximately $180 million in mortgage loans in 2010.

On August 17, 2010, the Company announced that its wholly-owned subsidiary bank, Wheaton Bank & Trust Company (“Wheaton”) signed a Branch Purchase and Assumption Agreement whereby it agreed to acquire a branch of an unaffiliated bank located in Naperville, Illinois. The transaction closed on October 22, 2010 and the acquired operations are operating as Naperville Bank & Trust. Through this transaction, Wheaton acquired approximately $23 million of deposits, approximately $11 million of performing loans, the property, bank facility and various other assets.

On August 6, 2010, the Company announced that its wholly-owned subsidiary bank, Northbrook, in an FDIC-assisted transaction, had acquired certain assets and liabilities and the banking operations of Ravenswood Bank (“Ravenswood”). Ravenswood operated one location in Chicago, Illinois and one in Mount Prospect, Illinois.

On April 23, 2010, the Company announced that Northbrook and Wheaton, in two FDIC-assisted transactions, had acquired certain assets and liabilities and the banking operations of Lincoln Park Savings Bank (“Lincoln Park”) and Wheatland Bank (“Wheatland”), respectively. Lincoln Park operated four locations in Chicago, Illinois. Wheatland had one location in Naperville, Illinois.

Summary of FDIC-assisted Transactions

•

Northbrook assumed approximately $887 million of the outstanding deposits and approximately $959 million of assets of First Chicago on July 8, 2011, prior to purchase accounting adjustments. A bargain purchase gain of $27.4 million was recognized on this transaction.

•

Schaumburg assumed approximately $161 million of the outstanding deposits and approximately $163 million of assets of TBOC on March 25, 2011, prior to purchase accounting adjustments. A bargain purchase gain of $8.6 million was recognized on this transaction.

•

Northbrook assumed approximately $50 million of the outstanding deposits and approximately $51 million of assets of CFBC on February 4, 2011, prior to purchase accounting adjustments. A bargain purchase gain of $2.0 million was recognized on this transaction.

•

Northbrook assumed approximately $120 million of the outstanding deposits and approximately $188 million of assets of Ravenswood on August 6, 2010, prior to purchase accounting adjustments. A bargain purchase gain of $6.8 million was recognized on this transaction.

•

Northbrook assumed approximately $160 million of the outstanding deposits and approximately $170 million of assets of Lincoln Park on April 23, 2010, prior to purchase accounting adjustments. A bargain purchase gain of $4.2 million was recognized on this transaction.

•

Wheaton assumed approximately $400 million of the outstanding deposits and approximately $370 million of assets of Wheatland on April 23, 2010, prior to purchase accounting adjustments. A bargain purchase gain of $22.3 million was recognized on this transaction.

Loans comprise the majority of the assets acquired in the FDIC-assisted transactions and are subject to loss sharing agreements with the FDIC where the FDIC has agreed to reimburse the Company for 80% of losses incurred on the purchased loans. Additionally, the loss share agreements with the FDIC require the Company to reimburse the FDIC in the event that actual losses on covered assets are lower than the original loss estimates agreed upon with the FDIC with respect to such assets in the loss share agreements. We refer to the loans subject to these loss-sharing agreements as “covered loans.” We use the term “covered assets” to refer to the total of covered loans, covered OREO and certain other covered assets. The agreements with the FDIC require that the Company follow certain servicing procedures or risk losing FDIC reimbursement of losses related to covered assets.

Capital Ratios

As of December 31, 2011, the Company’s estimated capital ratios were 13.2% for total risk-based capital, 12.0% for tier 1 risk-based capital and 9.4% for leverage, well above the well capitalized guidelines. Additionally, the Company’s tangible common equity ratio was 7.5% at December 31, 2011.

Financial Performance Overview – Fourth quarter of 2011

For the fourth quarter of 2011, net interest income totaled $124.6 million, an increase of $12.0 million as compared to the fourth quarter of 2010 and $6.2 million as compared to the third quarter of 2011. The increases in net interest income on both a linked and sequential quarter basis are the result of balance sheet growth:

•

Average earning assets for the fourth quarter of 2011 increased by $1.4 billion compared to the fourth quarter of 2010. Average earning asset growth over the past 12 months was primarily a result of the $885.1 million increase in average loans, $314.5 million of average covered loan growth from the FDIC-assisted bank acquisitions and a $206.7 million increase in average liquidity management and other earning assets. The $885.1 million increase in average loans was, in turn, comprised of a $408.6 million increase in commercial and industrial loans, a $211.1 million increase in life insurance premium finance loans, a $210.6 million increase in commercial insurance premium finance loans, a $163.5 million increase in commercial real estate loans, and an increase in mortgage warehouse lending of $10.6 million, partially offset by a decrease in mortgages held for sale of $95.3 million and a net decrease in all other loans of $24.0 million. The decrease in all other loans was primarily related to home equity loans. The shift in growth over the past 12 months toward commercial and industrial loans is a reflection of the commercial initiatives the Company has implemented. The average earning asset growth of $1.4 billion over the past 12 months was primarily funded by a $723.9 million increase in the average balances of interest-bearing deposits, an increase in the average balance of net free funds of $413.9 million and an increase in wholesale funding of $268.4 million.

•

Average earning assets for the fourth quarter of 2011 increased by $402.3 million compared to the third quarter of 2011. Average earning asset growth over the past three months was primarily the result of a $434.0 million increase in average loans and covered loans partially offset by $31.7 million decrease in average liquidity management and other earning assets. Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements. Growth in average loans was due to a $163.0 million increase in commercial and industrial loans as a result of the Company’s commercial banking initiative and the Elgin State Bank acquisition. Additionally, increases totaling $228.3 million in mortgages held for sale and mortgage warehouse lending as residential originations increased slightly from prior quarters in the fourth quarter of 2011 as a result of lower mortgage interest rates. The average earning asset growth of $402.3 million over the past three months was primarily funded by an increase in the average balance of net free funds of $288.5 million and a $120.2 million increase in deposits.

The net interest margin for the fourth quarter of 2011 was 3.45% compared to 3.46% in the fourth quarter of 2010 and 3.37% in the third quarter of 2011. The changes in net interest margin on both a linked and sequential quarter basis are the result of:

•

The one basis point decrease in the fourth quarter of 2011 compared to the fourth quarter of 2010 was primarily attributable to the negative impact of both competitive and economic pricing pressures on the commercial and industrial and commercial premium finance portfolios during 2011 and a decrease in accretable discount recognized as interest income on the purchased life insurance premium portfolio as prepayments declined. Offsetting the lower yield on loans was a 38 basis point decline in the cost of interest-bearing deposits over the last 12 months and an increase in yield on the covered loan portfolio.

•

The eight basis point increase in net interest margin in the fourth quarter of 2011 compared to the third quarter of 2011 resulted from positive repricing of retail interest-bearing deposits, the decline in interest expense due to our new interest rate swap agreements on certain trust preferred debentures and higher yields on our covered loan portfolio that more than offset the very low yield on excess liquidity and the lower yield on the non-covered loan portfolio. Pricing pressures both competitive and economic, have negatively impacted the yield on total loans over the past four quarters.

Non-interest income totaled $44.9 million in the fourth quarter of 2011, increasing $451,000, or 1%, compared to the fourth quarter of 2010 and decreasing $22.3 million, or 33%, compared to the third quarter of 2011. The increase in the fourth quarter of 2011 compared to the fourth quarter of 2010 was primarily attributable to higher wealth management revenues and fees from covered call options, partially offset by decreases in mortgage banking revenue. The decrease in the fourth quarter of 2011 compared to the third quarter of 2011 is primarily attributable to the bargain purchase gains recorded during the third quarter of 2011 as a result of the First Chicago FDIC-assisted transaction. Mortgage banking revenue decreased $4.7 million when compared to the fourth quarter of 2010 and increased $3.6 million when compared to the third quarter of 2011. The decrease in the current quarter as compared to the fourth quarter of 2010 resulted primarily from a decrease in gains on sales of loans, which was driven by lower origination volumes in the current quarter. Mortgage banking revenue in the past two quarters has been restrained by negative mortgage servicing rights valuation adjustments totaling $1.0 million in the fourth quarter of 2011 and $2.6 million in the third quarter of 2011. Loans sold to the secondary market were $883.0 million in the fourth quarter of 2011 compared to $1.3 billion in the fourth quarter of 2010 and $642 million in the third quarter of 2011 (see “Non-Interest Income” section later in this document for further detail).

Non-interest expense totaled $118.8 million in the fourth quarter of 2011, increasing $12.6 million, or 12%, compared to the fourth quarter of 2010 and increasing $12.4 million compared to the third quarter of 2011. The increase compared to the fourth quarter of 2010 was primarily attributable to a $7.7 million increase in salaries and employee benefits. The increase in salaries and employee benefits was attributable to a $4.8 million increase in salaries caused by the addition of employees from the various acquisitions and larger staffing as the Company grows, a $1.2 million increase in bonus and commissions primarily attributable to the Company’s long-term incentive program approved by the Compensation Committee of the Board of Directors in August 2011 and a $1.7 million increase from employee benefits (primarily health plan and payroll taxes related).

Financial Performance Overview – Full Year 2011

The net interest margin for 2011 was 3.42%, compared to 3.37% in 2010. Average earning assets for 2011 increased by $1.1 billion compared to 2010. This average earning asset growth was primarily a result of the $671.9 million increase in average loans, $288.3 million of average covered loan growth from the FDIC-assisted bank acquisitions and a $169.7 million increase in liquidity management and other earning assets. Growth in the commercial and industrial portfolio of $330.8 million, in the life insurance premium finance portfolio of $266.8 million and in the commercial insurance premium finance loan portfolio of $145.4 accounted for the majority of the total average loan growth over the past 12 months. The average earning asset growth of $1.1 billion over the past 12 months was primarily funded by a $602.6 million increase in the average balances of interest-bearing deposits and an increase in the average balance of net free funds of $354.7 million.

Non-interest income totaled $189.7 million in 2011, decreasing $2.5 million, or 1%, compared to 2010. The change was primarily attributable to lower bargain purchase gains recorded during the current period relating to the FDIC-assisted transactions than during the comparable period as well as lower net gains on available-for-sale securities in 2011, partially offset by higher wealth management revenues and fees from covered call options in the current period. The Company recognized $1.8 million of net gains on available-for-sale securities in 2011 compared to a net gain of $9.8 million in 2010. The higher net gains in 2010 were primarily related to the sale of certain collateralized mortgage obligations during that period. Additionally, trading gains of $337,000 were recognized by the Company in 2011 compared to gains of $5.2 million in 2010. Lower trading income in 2011 resulted primarily from realizing larger market value increases in the prior year on certain collateralized mortgage obligations held in trading. Mortgages originated for sale totaled approximately $2.5 billion in 2011 compared to approximately $3.7 billion in 2010. Partially offsetting a $13.2 million decrease in gains on sales of loans and other fees as a result of the lower origination volumes, was a $10.5 million positive impact from lower recourse obligation adjustments as the number of indemnification requests from investors declined, as well as lower loss estimates on future indemnification requests.

Non-interest expense totaled $420.4 million in 2011, increasing $37.9 million, or 10%, compared to 2010. The increase compared to 2010 was primarily attributable to a $22.0 million increase in salaries and employee benefits. The increase in salaries and employee benefits was, in turn, attributable to a $18.2 million increase in salaries related to the addition of employees from the various acquisitions and larger staffing related to organic Company growth, and a $6.2 million increase from employee benefits (primarily related to health plans and payroll taxes), partially offset by a $2.4 million decrease in bonus and commissions attributable to variable pay based revenue. Additionally, OREO related expenses increased $7.0 million, occupancy expense increased $4.3 million as a result of rent expense on additional leased premises and depreciation on owned locations, advertising and marketing expense increased $2.1 million primarily related to rebranding initiatives and professional fees increased $480,000, primarily related to increased legal costs related to non-performing assets and recent acquisitions.

The Company’s effective tax rate increased to 39.4% for 2011, up from 37.2% in 2010. This increase is primarily attributable to increases in state income taxes, including the impact of a 2.2% increase in the Illinois corporate tax rate on 2011 earnings.

Financial Performance Overview – Credit Quality

Non-performing loans, excluding covered loans, totaled $120.1 million, or 1.14% of total loans, at December 31, 2011, compared to $142.1 million, or 1.48% of total loans, at December 31, 2010 and $134.0 million, or 1.30% of total loans, at September 30, 2011. OREO, excluding covered OREO, of $86.5 million at December 31, 2011, increased $15.3 million compared to $71.2 million at December 31, 2010, and decreased $10.4 million compared to $96.9 million at September 30, 2011.

The provision for credit losses, excluding the provision for covered loan losses, totaled $16.6 million for the fourth quarter of 2011 compared to $28.8 million in the fourth quarter of 2010 and $28.3 million for the third quarter of 2011. Net charge-offs as a percentage of loans, excluding covered loans, for the fourth quarter of 2011 totaled 93 basis points on an annualized basis compared to 96 basis points on an annualized basis in the fourth quarter of 2010 and 105 basis points on an annualized basis in the third quarter of 2011. Net charge-offs, excluding covered loans, for the full year of 2011 totaled $103.3 million or 102 basis points compared to $109.7 million or 116 basis points in 2010. The provision for credit losses, excluding covered loans, totaled $97.9 million for the full year 2011 compared to $124.7 million for the full year 2010.

Excluding the allowance for covered loan losses, the allowance for credit losses at December 31, 2011 totaled $123.6 million, or 1.17% of total loans, compared to $118.0 million, or 1.23% of total loans, at December 31, 2010 and $132.1 million, or 1.29% of total loans, at September 30, 2011.

The lower level of provision for credit losses and the allowance for credit losses, reflect the improvements in credit quality metrics for the fourth quarter of 2011. The graphs on pages four and five highlight the level of total non-performing loans, the improvement seen in the reduced levels of inflows to non-performing loans and the improvement in the allowance for loan loss coverage of non-performing loans.

WINTRUST FINANCIAL CORPORATION

Selected Financial Highlights

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Selected Financial Condition Data (at end of period):
Total assets	$15,893,808	$13,980,156
Total loans, excluding covered loans	10,521,377	9,599,886
Total deposits	12,307,267	10,803,673
Junior subordinated debentures	249,493	249,493
Total shareholders’ equity	1,543,533	1,436,549

Selected Statements of Income Data:
Net interest income	$124,647	$112,677	$461,377	$415,836
Net revenue (1)	169,559	157,138	651,075	607,996
Pre-tax adjusted earnings (2)	61,341	57,675	225,451	199,033
Net income	19,221	14,205	77,575	63,329
Net income per common share – Basic	$0.51	$(0.06)	$2.08	$1.08
Net income per common share – Diluted	$0.41	$(0.06)	$1.67	$1.02

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.45%	3.46%	3.42%	3.37%
Non-interest income to average assets	1.11%	1.24%	1.27%	1.42%
Non-interest expense to average assets	2.94%	2.97%	2.82%	2.82%
Net overhead ratio (3)	1.83%	1.73%	1.55%	1.40%
Efficiency ratio (2) (4)	69.99%	67.48%	64.58%	63.77%
Return on average assets	0.48%	0.40%	0.52%	0.47%
Return on average common equity	4.87%	(0.66)%	5.11%	3.01%
Average total assets	$16,014,209	$14,199,351	$14,920,160	$13,556,612
Average total shareholders’ equity	1,531,936	1,442,754	1,484,720	1,352,135
Average loans to average deposits ratio (excluding covered loans)	86.6%	89.0%	88.3%	91.1%
Average loans to average deposits ratio (including covered loans)	91.9%	92.1%	92.8%	93.4%

Common Share Data at end of period:
Market price per common share	$28.05	$33.03
Book value per common share (2)	$34.23	$32.73
Tangible common book value per share (2)	$26.76	$25.80
Common shares outstanding	35,978,349	34,864,068
Other Data at end of period:(8)
Leverage Ratio (5)	9.4%	10.1%
Tier 1 capital to risk-weighted assets (5)	12.0%	12.5%
Total capital to risk-weighted assets (5)	13.2%	13.8%
Tangible common equity ratio (TCE) (2)(7)	7.5%	8.0%
Allowance for credit losses (6)	$123,612	$118,037
Non-performing loans	$120,084	$142,132
Allowance for credit losses to total loans (6)	1.17%	1.23%
Non-performing loans to total loans	1.14%	1.48%
Number of:
Bank subsidiaries	15	15
Non-bank subsidiaries	7	8
Banking offices	99	86

(1)	Net revenue includes net interest income and non-interest income
(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
(3)

The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.
(5)	Capital ratios for current quarter-end are estimated.
(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments, but excludes the allowance for covered loan losses.
(7)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets.
(8)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)	(Unaudited)
	December 31,	September 30,	December 31,
(In thousands)	2011	2011	2010
Assets
Cash and due from banks	$148,012	$147,270	$153,690
Federal funds sold and securities purchased under resale agreements	21,692	13,452	18,890
Interest-bearing deposits with other banks	749,287	1,101,353	865,575
Available-for-sale securities, at fair value	1,291,797	1,267,682	1,496,302
Trading account securities	2,490	297	4,879
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	100,434	99,749	82,407
Brokerage customer receivables	27,925	27,935	24,549
Mortgage loans held-for-sale, at fair value	306,838	204,081	356,662
Mortgage loans held-for-sale, at lower of cost or market	13,686	8,955	14,785
Loans, net of unearned income, excluding covered loans	10,521,377	10,272,711	9,599,886
Covered loans	651,368	680,075	334,353

Total loans	11,172,745	10,952,786	9,934,239
Less: Allowance for loan losses	110,381	118,649	113,903
Less: Allowance for covered loan losses	12,977	12,496	—

Net loans	11,049,387	10,821,641	9,820,336
Premises and equipment, net	431,512	412,478	363,696
FDIC indemnification asset	344,251	379,306	118,182
Accrued interest receivable and other assets	444,912	468,711	366,438
Trade date securities receivable	634,047	637,112	—
Goodwill	305,468	302,369	281,190
Other intangible assets	22,070	22,413	12,575

Total assets	$15,893,808	$15,914,804	$13,980,156

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$1,785,433	$1,631,709	$1,201,194
Interest bearing	10,521,834	10,674,299	9,602,479

Total deposits	12,307,267	12,306,008	10,803,673

Notes payable	52,822	3,004	1,000
Federal Home Loan Bank advances	474,481	474,570	423,500
Other borrowings	443,753	448,082	260,620
Secured borrowings - owed to securitization investors	600,000	600,000	600,000
Subordinated notes	35,000	40,000	50,000
Junior subordinated debentures	249,493	249,493	249,493
Trade date securities payable	47	73,874	—
Accrued interest payable and other liabilities	187,412	191,586	155,321

Total liabilities	14,350,275	14,386,617	12,543,607

Shareholders’ Equity:
Preferred stock	49,768	49,736	49,640
Common stock	35,982	35,926	34,864
Surplus	1,001,316	997,854	965,203
Treasury stock	(112)	(68)	—
Retained earnings	459,457	441,268	392,354
Accumulated other comprehensive (loss) income	(2,878)	3,471	(5,512)

Total shareholders’ equity	1,543,533	1,528,187	1,436,549

Total liabilities and shareholders’ equity	$15,893,808	$15,914,804	$13,980,156

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Years Ended
	December 31,		December 31,
(In thousands, except per share data)	2011	2010	2011	2010
Interest income
Interest and fees on loans	$143,514	$144,652	$552,938	$547,896
Interest bearing deposits with banks	696	1,342	3,419	5,170
Federal funds sold and securities purchased under resale agreements	33	39	116	157
Securities	12,574	7,236	46,219	36,904
Trading account securities	6	11	44	394
Federal Home Loan Bank and Federal Reserve Bank stock	591	512	2,297	1,931
Brokerage customer receivables	203	170	760	655

Total interest income	157,617	153,962	605,793	593,107

Interest expense
Interest on deposits	19,685	27,853	87,938	123,779
Interest on Federal Home Loan Bank advances	4,186	4,038	16,320	16,520
Interest on notes payable and other borrowings	2,804	1,631	11,023	5,943
Interest on secured borrowings - owed to securitization investors	3,076	3,089	12,113	12,366
Interest on subordinated notes	176	233	750	995
Interest on junior subordinated debentures	3,043	4,441	16,272	17,668

Total interest expense	32,970	41,285	144,416	177,271

Net interest income	124,647	112,677	461,377	415,836
Provision for credit losses	18,817	28,795	102,638	124,664

Net interest income after provision for credit losses	105,830	83,882	358,739	291,172

Non-interest income
Wealth management	11,686	10,108	44,517	36,941
Mortgage banking	18,025	22,686	56,942	61,378
Service charges on deposit accounts	3,973	3,346	14,963	13,433
Gains on available-for-sale securities, net	309	159	1,792	9,832
Gain on bargain purchases	—	250	37,974	44,231
Trading gains	216	611	337	5,165
Other	10,703	7,301	33,173	21,180

Total non-interest income	44,912	44,461	189,698	192,160

Non-interest expense
Salaries and employee benefits	66,744	59,031	237,785	215,766
Equipment	5,093	4,384	18,267	16,529
Occupancy, net	7,975	5,927	28,764	24,444
Data processing	4,062	4,388	14,568	15,355
Advertising and marketing	3,207	1,881	8,380	6,315
Professional fees	3,710	4,775	16,874	16,394
Amortization of other intangible assets	1,062	719	3,425	2,739
FDIC insurance	3,244	4,572	14,143	18,028
OREO expenses, net	8,821	7,384	26,340	19,331
Other	14,850	13,140	51,858	47,624

Total non-interest expense	118,768	106,201	420,404	382,525

Income before taxes	31,974	22,142	128,033	100,807
Income tax expense	12,753	7,937	50,458	37,478

Net income	$19,221	$14,205	$77,575	$63,329

Preferred stock dividends and discount accretion	$1,032	$16,175	$4,128	$31,004

Net income (loss) applicable to common shares	$18,189	$(1,970)	$73,447	$32,325

Net income (loss) per common share—Basic	$0.51	$(0.06)	$2.08	$1.08

Net income (loss) per common share—Diluted	$0.41	$(0.06)	$1.67	$1.02

Cash dividends declared per common share	$—	$—	$0.18	$0.18

Weighted average common shares outstanding	35,958	32,015	35,355	30,057
Dilutive potential common shares	8,480	—	8,636	1,513

Average common shares and dilutive common shares	44,438	32,015	43,991	31,570

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS

The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), the efficiency ratio, tangible common equity ratio, tangible common book value per share and pre-tax adjusted earnings. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.

Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. Pre-tax adjusted earnings is a significant metric in assessing the Company’s operating performance. Pre-tax adjusted earnings is adjusted to exclude the provision for credit losses and certain significant items.

The following table presents a reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures for the last 5 quarters:

	Three Months Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
(Dollars and shares in thousands)	2011	2011	2011	2011	2010	2011	2010
Calculation of Net Interest Margin and Efficiency Ratio
(A) Interest Income (GAAP)	$157,617	$154,951	$145,445	$147,780	$153,962	$605,793	$593,107
Taxable-equivalent adjustment:
- Loans	132	100	110	116	79	458	334
- Liquidity management assets	320	313	296	295	326	1,224	1,377
- Other earning assets	2	6	2	3	—	12	17

Interest Income—FTE	$158,071	$155,370	$145,853	$148,194	$154,367	$607,487	$594,835
(B) Interest Expense (GAAP)	32,970	36,541	36,739	38,166	41,285	144,416	177,271

Net interest income—FTE	$125,101	$118,829	$109,114	$110,028	$113,082	$463,071	$417,564

(C) Net Interest Income (GAAP) (A minus B)	$124,647	$118,410	$108,706	$109,614	$112,677	$461,377	$415,836

(D) Net interest margin (GAAP)	3.44%	3.36%	3.38%	3.46%	3.44%	3.41%	3.35%
Net interest margin—FTE	3.45%	3.37%	3.40%	3.48%	3.46%	3.42%	3.37%
(E) Efficiency ratio (GAAP)	70.17%	57.34%	67.41%	65.23%	67.65%	64.75%	63.95%
Efficiency ratio—FTE	69.99%	57.21%	67.22%	65.05%	67.48%	64.58%	63.77%

Calculation of Tangible Common Equity ratio (at period end)
Total shareholders’ equity	$1,543,533	$1,528,187	$1,473,386	$1,453,253	$1,436,549
Less: Preferred stock	(49,768)	(49,736)	(49,704)	(49,672)	(49,640)
Less: Intangible assets	(327,538)	(324,782)	(294,833)	(293,996)	(293,765)

(F) Total tangible common shareholders’ equity	$1,166,227	$1,153,669	$1,128,849	$1,109,585	$1,093,144

Total assets	$15,893,808	$15,914,804	$14,615,897	$14,094,294	$13,980,156
Less: Intangible assets	(327,538)	(324,782)	(294,833)	(293,996)	(293,765)

(G) Total tangible assets	$15,566,270	$15,590,022	$14,321,064	$13,800,298	$13,686,391

Tangible common equity ratio (F/G)	7.5%	7.4%	7.9%	8.0%	8.0%

Calculation of Pre-Tax Adjusted Earnings
Income before taxes	$31,974	$50,046	$18,965	$27,048	$22,142	$128,033	$100,807
Add: Provision for credit losses	18,817	29,290	29,187	25,344	28,795	102,638	124,664
Add: OREO expenses, net	8,821	5,134	6,577	5,808	7,384	26,340	19,331
Add: Recourse obligation on loans previously sold	986	266	(916)	103	1,365	439	10,970
Add: Covered loan expense	944	336	806	745	342	2,831	689
Add: Mortgage servicing rights fair value adjustments	1,047	2,631	1,136	(141)	(834)	4,673	2,955
Less: (Gain) loss from investment partnerships	(723)	1,439	240	(356)	(499)	600	(1,155)
Less: Gain on bargain purchases	—	(27,390)	(746)	(9,838)	(250)	(37,974)	(44,231)
Less: Trading (gains) losses	(216)	(591)	30	440	(611)	(337)	(5,165)
Less: Gains on available-for-sale securities, net	(309)	(225)	(1,152)	(106)	(159)	(1,792)	(9,832)

Pre-tax adjusted earnings	$61,341	$60,936	$54,127	$49,047	$57,675	$225,451	$199,033

Calculation of book value per share
Total shareholders’ equity	$1,543,533	$1,528,187	$1,473,386	$1,453,253	$1,436,549
Less: Preferred stock	(49,768)	(49,736)	(49,704)	(49,672)	(49,640)

(H) Total common equity	$1,493,765	$1,478,451	$1,423,682	$1,403,581	$1,386,909

Actual common shares outstanding	35,978	35,924	34,988	34,947	34,864
Add: TEU conversion shares	7,666	7,666	7,342	6,696	7,512

(I) Common shares used for book value calculation	43,644	43,590	42,330	41,643	42,376

Book value per share (H/I)	$34.23	$33.92	$33.63	$33.70	$32.73
Tangible common book value per share (F/I)	$26.72	$26.47	$26.67	$26.65	$25.80

LOANS

Loan Portfolio Mix and Growth Rates

				% Growth
				From (1)	From
	December 31,	September 30,	December 31,	September 30,	December 31,
(Dollars in thousands)	2011	2011	2010	2011	2010
Balance:
Commercial	$2,498,313	$2,337,098	$2,049,326	27%	22%
Commercial real-estate	3,514,261	3,465,321	3,338,007	6	5
Home equity	862,345	879,180	914,412	(8)	(6)
Residential real-estate	350,289	326,207	353,336	29	(1)
Premium finance receivables - commercial	1,412,454	1,417,572	1,265,500	(1)	12
Premium finance receivables - life insurance	1,695,225	1,671,443	1,521,886	6	11
Indirect consumer (2)	64,545	62,452	51,147	13	26
Consumer and other	123,945	113,438	106,272	37	17

Total loans, net of unearned income, excluding covered loans	$10,521,377	$10,272,711	$9,599,886	10%	10%
Covered loans	651,368	680,075	334,353	(17)	95

Total loans, net of unearned income	$11,172,745	$10,952,786	$9,934,239	8%	12%

Mix:
Commercial	22%	21%	21%
Commercial real-estate	31	32	34
Home equity	8	8	9
Residential real-estate	3	3	3
Premium finance receivables - commercial	13	13	13
Premium finance receivables - life insurance	15	15	15
Indirect consumer (2)	1	1	1
Consumer and other	1	1	1

Total loans, net of unearned income, excluding covered loans	94%	94%	97%
Covered loans	6	6	3

Total loans, net of unearned income	100%	100%	100%

(1)	Annualized
(2)	Includes autos, boats, snowmobiles and other indirect consumer loans.

As of December 31, 2011

				> 90 Days	Allowance
		% of		Past Due	For Loan
		Total		and Still	Losses
(Dollars in thousands)	Balance	Balance	Nonaccrual	Accruing	Allocation
Commercial:
Commercial and industrial	$1,450,451	24.2%	$16,154	$—	$18,787
Franchise	142,775	2.4	1,792	—	1,571
Mortgage warehouse lines of credit	180,450	3.0	—	—	1,409
Community Advantage - homeowner associations	77,504	1.3	—	—	194
Aircraft	20,397	0.3	—	—	110
Asset-based lending	465,737	7.7	1,072	—	7,705
Municipal	78,319	1.3	—	—	1,136
Leases	72,134	1.2	—	—	309
Other	2,125	0.1	—	—	16
Purchased non-covered commercial loans (1)	8,421	0.1	—	589	—

Total commercial	$2,498,313	41.6%	$19,018	$589	$31,237

Commercial Real-Estate:
Residential construction	$65,811	1.1%	$1,993	$—	$1,804
Commercial construction	169,876	2.8	2,158	—	4,512
Land	178,531	3.0	31,547	—	12,515
Office	554,446	9.2	10,614	—	6,929
Industrial	555,802	9.2	2,002	—	5,314
Retail	536,729	8.9	5,366	—	4,569
Multi-family	314,557	5.2	4,736	—	9,337
Mixed use and other	1,086,654	18.1	8,092	—	11,425
Purchased non-covered commercial real-estate (1)	51,855	0.9	—	2,198	—

Total commercial real-estate	$3,514,261	58.4%	$66,508	$2,198	$56,405

Total commercial and commercial real-estate	$6,012,574	100.0%	$85,526	$2,787	$87,642

Commercial real-estate - collateral location by state:
Illinois	$2,913,288	82.9%
Wisconsin	335,070	9.5

Total primary markets	$3,248,358	92.4%

Florida	57,527	1.6
Arizona	39,921	1.1
Indiana	43,322	1.2
Other (no individual state greater than 0.5%)	125,133	3.7

Total	$3,514,261	100.0%

(1)	Purchased loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

DEPOSITS

Deposit Portfolio Mix and Growth Rates

				% Growth
				From (1)	From
	December 31,	September 30,	December 31,	September 30,	December 31,
(Dollars in thousands)	2011	2011	2010	2011	2010
Balance:
Non-interest bearing	$1,785,433	$1,631,709	$1,201,194	37%	49%
NOW	1,698,778	1,633,752	1,561,507	16	9
Wealth Management deposits (2)	788,311	730,315	658,660	32	20
Money Market	2,263,253	2,190,117	1,759,866	13	29
Savings	888,592	867,483	744,534	10	19
Time certificates of deposit	4,882,900	5,252,632	4,877,912	(28)	—

Total deposits	$12,307,267	$12,306,008	$10,803,673	—%	14%

Mix:
Non-interest bearing	15%	13%	11%
NOW	14	13	15
Wealth Management deposits (2)	6	6	6
Money Market	18	18	16
Savings	7	7	7
Time certificates of deposit	40	43	45

Total deposits	100%	100%	100%

(1)	Annualized
(2)

Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of The Chicago Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

Deposit Maturity Analysis

As of December 31, 2011

						Weighted-
	Non-					Average
	Interest	Savings				Rate of
	Bearing	and		Time		Maturing Time
	and	Money	Wealth	Certificates	Total	Certificates
(Dollars in thousands)	NOW (1)	Market (1)	Mgt. (1)	of Deposit	Deposits	of Deposit (2)
1-3 months	$3,484,211	$3,151,845	$788,311	$1,031,409	$8,455,776	1.02%
4-6 months	—	—	—	878,084	878,084	1.10
7-9 months	—	—	—	745,054	745,054	1.28
10-12 months	—	—	—	585,214	585,214	1.02
13-18 months	—	—	—	615,599	615,599	1.35
19-24 months	—	—	—	388,425	388,425	1.45
24+ months	—	—	—	639,115	639,115	2.21

Total deposits	$3,484,211	$3,151,845	$788,311	$4,882,900	$12,307,267	1.31%

(1)

Balances of non-contractual maturity deposits are shown as maturing in the earliest time frame. These deposits do not have contractual maturities and re-price in varying degrees to changes in interest rates.

(2)	Weighted-average rate excludes the impact of purchase accounting fair value adjustments.

NET INTEREST INCOME

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the fourth quarter of 2011 compared to the fourth quarter of 2010 (linked quarters):

	For the Three Months Ended December 31, 2011			For the Three Months Ended December 31, 2010

(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$3,051,850	$14,215	1.85%	$2,844,351	$9,455	1.32%
Other earning assets (2) (3) (7)	28,828	210	2.90	29,676	183	2.45
Loans, net of unearned income (2) (4) (7)	10,662,516	128,518	4.78	9,777,435	140,689	5.71
Covered loans	652,157	15,128	9.20	337,690	4,042	4.75

Total earning assets (7)	$14,395,351	$158,071	4.36%	$12,989,152	$154,369	4.72%

Allowance for loan losses	(137,423)			(116,447)
Cash and due from banks	130,437			151,562
Other assets	1,625,844			1,175,084

Total assets	$16,014,209			$14,199,351

Interest-bearing deposits	$10,563,090	$19,685	0.74%	$9,839,223	$27,853	1.12%
Federal Home Loan Bank advances	474,549	4,186	3.50	415,260	4,038	3.86
Notes payable and other borrowings	468,139	2,804	2.38	244,044	1,631	2.65
Secured borrowings—owed to securitization investors	600,000	3,076	2.03	600,000	3,089	2.04
Subordinated notes	38,370	176	1.79	53,369	233	1.71
Junior subordinated notes	249,493	3,043	4.77	249,493	4,441	6.97

Total interest-bearing liabilities	$12,393,641	$32,970	1.05%	$11,401,389	$41,285	1.43%

Non-interest bearing deposits	1,755,446			1,148,208
Other liabilities	333,186			207,000
Equity	1,531,936			1,442,754

Total liabilities and shareholders’ equity	$16,014,209			$14,199,351

Interest rate spread (5) (7)			3.31%			3.29%
Net free funds/contribution (6)	$2,001,710		0.14%	$1,587,763		0.17%

Net interest income/Net interest margin (7)		$125,101	3.45%		$113,084	3.46%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.
(2)

Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended December 31, 2011 and 2010 were $454,000 and $405,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.
(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.
(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(6)

Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

The net interest margin decreased by one basis point in the fourth quarter of 2011 compared to the fourth quarter of 2010. This decrease was primarily attributable to a 93 basis point decline in the yield on loans due to the negative impact of both competitive and economic pricing pressures on the commercial, commercial real estate and commercial insurance premium finance portfolios and a decrease in accretable discount recognized as interest income on the purchased life insurance premium portfolio as prepayments declined. Nearly offsetting the lower yield on loans was a 38 basis point decline in the cost of interest-bearing deposits over the last 12 months and an increase in the yield on covered loan portfolio.

The majority of covered loans are accounted for in accordance with ASC 310-30. As such, the yield on these loans at the acquisition date represents a fair value loan yield. In periods subsequent to the quarter of acquisition, the Company has experienced cash collections generally better than estimated for the initial valuation. Overall, expected losses and expected estimated lives have decreased, which has led to generally higher effective yields as estimated cash flows on the pools of loans has improved.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the fourth quarter of 2011 compared to the third quarter of 2011 (sequential quarters):

	For the Three Months Ended December 31, 2011			For the Three Months Ended September 30, 2011
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$3,051,850	$14,215	1.85%	$3,083,508	$14,508	1.87%
Other earning assets (2) (3) (7)	28,828	210	2.90	28,834	217	2.98
Loans, net of unearned income (2) (4) (7)	10,662,516	128,518	4.78	10,200,733	127,718	4.97
Covered loans	652,157	15,128	9.20	680,003	12,926	7.54

Total earning assets (7)	$14,395,351	$158,071	4.36%	$13,993,078	$155,369	4.41%

Allowance for loan losses	(137,423)			(128,848)
Cash and due from banks	130,437			140,010
Other assets	1,625,844			1,522,187

Total assets	$16,014,209			$15,526,427

Interest-bearing deposits	$10,563,090	$19,685	0.74%	$10,442,886	$21,893	0.83%
Federal Home Loan Bank advances	474,549	4,186	3.50	486,379	4,166	3.40
Notes payable and other borrowings	468,139	2,804	2.38	461,141	2,874	2.47
Secured borrowings - owed to securitization investors	600,000	3,076	2.03	600,000	3,003	1.99
Subordinated notes	38,370	176	1.79	40,000	168	1.65
Junior subordinated notes	249,493	3,043	4.77	249,493	4,437	6.96

Total interest-bearing liabilities	$12,393,641	$32,970	1.05%	$12,279,899	$36,541	1.18%

Non-interest bearing deposits	1,755,446			1,553,769
Other liabilities	333,186			185,042
Equity	1,531,936			1,507,717

Total liabilities and shareholders’ equity	$16,014,209			$15,526,427

Interest rate spread (5) (7)			3.31%			3.23%
Net free funds/contribution (6)	$2,001,710		0.14%	$1,713,179		0.14%

Net interest income/Net interest margin (7)		$125,101	3.45%		$118,828	3.37%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.
(2)

Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended December 31, 2011 was $454,000 and for the three months ended September 30, 2011 was $419,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.
(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.
(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(6)

Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

The net interest margin increased by eight basis points in the fourth quarter of 2011 compared to the third quarter of 2011. This increase was primarily attributable to positive repricing of retail deposits, the decline in interest expense due to our new interest rate swap agreements, which replaced matured interest rate swap agreements, on certain trust preferred debentures and higher yields on our covered loan portfolio more than offsetting the very low yield on excess liquidity and the lower yield on the loan portfolio. Pricing pressures both competitive and economic, have negatively impacted the yield on total loans over the past four quarters.

The majority of covered loans are accounted for in accordance with ASC 310-30. As such, the yield on these loans at the acquisition date represents a fair value loan yield. In periods subsequent to the quarter of acquisition, the Company has experienced cash collections generally better than estimated for the initial valuation. Overall, expected losses and expected estimated lives have decreased, which has led to generally higher effective yields as estimated cash flows on the pools of loans has improved.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the year ended December 31, 2011 compared to the year ended December 31, 2010:

	For the Year Ended December 31, 2011			For the Year Ended December 31, 2010
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,840,157	$53,275	1.88%	$2,654,013	$45,539	1.72%
Other earning assets (2) (3) (7)	28,570	816	2.86	45,021	1,067	2.37
Loans, net of unearned income (2) (4) (7)	10,145,462	509,870	5.03	9,473,589	537,534	5.67
Covered loans	520,550	43,526	8.36	232,206	10,695	4.61

Total earning assets (7)	$13,534,739	$607,487	4.49%	$12,404,829	$594,835	4.80%

Allowance for loan losses	(127,660)			(111,503)
Cash and due from banks	138,795			137,547
Other assets	1,374,286			1,125,739

Total assets	$14,920,160			$13,556,612

Interest-bearing deposits	$10,012,522	$87,938	0.88%	$9,409,950	$123,779	1.32%
Federal Home Loan Bank advances	449,874	16,320	3.63	418,981	16,520	3.94
Notes payable and other borrowings	384,256	11,023	2.87	229,569	5,943	2.59
Secured borrowings - owed to securitization investors	600,000	12,113	2.02	600,000	12,366	2.06
Subordinated notes	43,411	750	1.70	56,370	995	1.74
Junior subordinated notes	249,493	16,272	6.43	249,493	17,668	6.98

Total interest-bearing liabilities	$11,739,556	$144,416	1.23%	$10,964,363	$177,271	1.61%

Non-interest bearing deposits	1,481,594			984,416
Other liabilities	214,290			255,698
Equity	1,484,720			1,352,135
Total liabilities and shareholders’ equity	$14,920,160			$13,556,612

Interest rate spread (5) (7)			3.26%			3.19%
Net free funds/contribution (6)	$1,795,183		0.16%	$1,440,466		0.18%

Net interest income/Net interest margin (7)		$463,071	3.42%		$417,564	3.37%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.
(2)

Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for both of the years ended December 31, 2011 and 2010 were $1.7 million.

(3)	Other earning assets include brokerage customer receivables and trading account securities.
(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.
(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(6)

Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

The net interest margin for 2011 was 3.42%, compared to 3.37% in 2010. Average earning assets for 2011 increased by $1.1 billion compared to 2010. This average earning asset growth was primarily a result of the $671.9 million increase in average loans, $288.3 million of average covered loan growth from the FDIC-assisted bank acquisitions and a $186.1 million increase in liquidity management and other earning assets. Growth in the commercial and industrial portfolio of $301.8 million, in the life insurance premium finance portfolio of $266.8 million and in the commercial insurance premium finance loan portfolio of $145.4 accounted for the majority of the total average loan growth over the past 12 months. The average earning asset growth of $1.1 billion over the past 12 months was primarily funded by a $602.6 million increase in the average balances of interest-bearing deposits and an increase in the average balance of net free funds of $354.7 million.

NON-INTEREST INCOME

For the fourth quarter of 2011, non-interest income totaled $44.9 million, an increase of $451,000, or 1%, compared to the fourth quarter of 2010. The increase was primarily attributable to higher wealth management revenues and fees from covered call options, partially offset by decreases in mortgage banking revenue.

The following table presents non-interest income by category for the periods presented:

	$00,00000	$00,00000	$00,00000	$00,00000
	Three Months Ended
	December 31,		$	%
(Dollars in thousands)	2011	2010	Change	Change
Brokerage	$5,960	$6,641	$(681)	(10)
Trust and asset management	5,726	3,467	2,259	65

Total wealth management	11,686	10,108	1,578	16

Mortgage banking	18,025	22,686	(4,661)	(21)
Service charges on deposit accounts	3,973	3,346	627	19
Gains on available-for-sale securities	309	159	150	94
Gain on bargain purchases	—	250	(250)	(100)
Trading gains	216	611	(395)	(65)
Other:
Fees from covered call options	5,377	1,074	4,303	NM
Bank Owned Life Insurance	681	811	(130)	(16)
Administrative services	789	715	74	10
Miscellaneous	3,856	4,701	(845)	(18)

Total Other	10,703	7,301	3,402	47

Total Non-Interest Income	$44,912	$44,461	$451	1

	$00,00000	$00,00000	$00,00000	$00,00000
	Years Ended
	December 31,		$	%
(Dollars in thousands)	2011	2010	Change	Change
Brokerage	$24,601	$23,713	$888	4
Trust and asset management	19,916	13,228	6,688	51

Total wealth management	44,517	36,941	7,576	21

Mortgage banking	56,942	61,378	(4,436)	(7)
Service charges on deposit accounts	14,963	13,433	1,530	11
Gains on available-for-sale securities	1,792	9,832	(8,040)	(82)
Gain on bargain purchases	37,974	44,231	(6,257)	(14)
Trading gains	337	5,165	(4,828)	(93)
Other:
Fees from covered call options	13,570	2,235	11,335	NM
Bank Owned Life Insurance	2,569	2,404	165	7
Administrative services	3,071	2,749	322	12
Miscellaneous	13,963	13,792	171	1

Total Other	33,173	21,180	11,993	57

Total Non-Interest Income	$189,698	$192,160	$(2,462)	(1)

NM—Not Meaningful

The significant changes in non-interest income for the quarter ended December 31, 2011 compared to the quarter ended December 31, 2010 are discussed below.

Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments and Great Lakes Advisors. Wealth management revenue totaled $11.7 million in the fourth quarter of 2011 and $10.1 million in the fourth quarter of 2010, an increase of 16%. The increase is mostly attributable to additional revenues resulting from the acquisition of Great Lakes Advisors.

Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended December 31, 2011, this revenue totaled $18.0 million, a decrease of $4.7 million when compared to the fourth quarter of 2010. Mortgages originated and sold totaled $883.0 million in the fourth quarter of 2011 compared to $1.3 billion in the fourth quarter of 2010. The decrease in mortgage banking revenue in the fourth quarter of 2011 as compared to the fourth quarter of 2010 resulted primarily from a decrease in gain on sales of loans, which was driven by lower origination volumes in the current quarter. Partially offsetting the decrease in gains on sales of loans and other fees was a $379,000 positive impact from lower recourse obligation adjustments as the number of indemnification requests from investors declined as well as lower loss estimates on future indemnification requests.

A summary of the mortgage banking revenue components is shown below:

Mortgage banking revenue

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands)	2011	2011	2010	2011	2010
Mortgage loans originated and sold	$883,017	$641,742	$1,250,193	$2,545,385	$3,746,127

Mortgage loans serviced for others	$958,749	$952,257	$942,224
Fair value of mortgage servicing rights (MSRs)	$6,700	$6,740	$8,762
MSRs as a percentage of loans serviced	0.70%	0.71%	0.93%

Gain on sales of loans and other fees	$20,058	$17,366	$23,217	$62,054	$75,303
Mortgage servicing rights fair value adjustments	(1,047)	(2,631)	834	(4,673)	(2,955)
Recourse obligation adjustments on loans previously sold	(986)	(266)	(1,365)	(439)	(10,970)

Total mortgage banking revenue	$18,025	$14,469	$22,686	$56,942	$61,378

Gain on sales of loans and other fees as a percentage of loans sold	2.27%	2.71%	1.86%	2.44%	2.01%

Other non-interest income for the fourth quarter of 2011 totaled $10.7 million, compared to $7.3 million in the fourth quarter of 2010. Fees from certain covered call option transactions increased by $4.3 million in the fourth quarter of 2011 as compared to the same period in the prior year. Historically, compression in the net interest margin was effectively offset by the Company’s covered call strategy. An illustration of the past effectiveness of this strategy is shown in the Supplemental Financial Information section (see page titled “Net Interest Margin (Including Call Option Income)”). Miscellaneous income is primarily comprised of revenue from interest rate hedging transactions related to both customer-based trades and the related matched trades with inter-bank dealer counterparties. The Company recognized $1.6 million of swap fee revenue in the fourth quarter of 2011 compared to $866,000 in the fourth quarter of 2010. The Company recognized $6.8 million of swap fee revenue in 2011 compared to $1.5 million in 2010. The revenue recognized on this customer-based activity is sensitive to the pace of organic loan growth, the shape of the LIBOR curve and the customers’ expectations of interest rates.

NON-INTEREST EXPENSE

Non-interest expense for the fourth quarter of 2011 totaled $118.8 million and increased approximately $12.6 million, or 12%, compared to the fourth quarter of 2010.

The following table presents non-interest expense by category for the periods presented:

	Three Months Ended
	December 31,		$	%
(Dollars in thousands)	2011	2010	Change	Change
Salaries and employee benefits:
Salaries	$36,676	$31,876	4,800	15
Commissions and bonus	19,263	18,043	1,220	7
Benefits	10,805	9,112	1,693	19

Total salaries and employee benefits	66,744	59,031	7,713	13
Equipment	5,093	4,384	709	16
Occupancy, net	7,975	5,927	2,048	35
Data processing	4,062	4,388	(326)	(7)
Advertising and marketing	3,207	1,881	1,326	70
Professional fees	3,710	4,775	(1,065)	(22)
Amortization of other intangible assets	1,062	719	343	48
FDIC insurance	3,244	4,572	(1,328)	(29)
OREO expenses, net	8,821	7,384	1,437	19
Other:
Commissions - 3rd party brokers	872	965	(93)	(10)
Postage	1,322	1,220	102	8
Stationery and supplies	1,186	1,069	117	11
Miscellaneous	11,470	9,886	1,584	16

Total other	14,850	13,140	1,710	13

Total Non-Interest Expense	$118,768	$106,201	$12,567	12

	Years Ended
	December 31,		$	%
(Dollars in thousands)	2011	2010	Change	Change
Salaries and employee benefits:
Salaries	$138,452	$120,210	18,242	15
Commissions and bonus	55,721	58,107	(2,386)	(4)
Benefits	43,612	37,449	6,163	16

Total salaries and employee benefits	237,785	215,766	22,019	10
Equipment	18,267	16,529	1,738	11
Occupancy, net	28,764	24,444	4,320	18
Data processing	14,568	15,355	(787)	(5)
Advertising and marketing	8,380	6,315	2,065	33
Professional fees	16,874	16,394	480	3
Amortization of other intangible assets	3,425	2,739	686	25
FDIC insurance	14,143	18,028	(3,885)	(22)
OREO expenses, net	26,340	19,331	7,009	36
Other:
Commissions - 3rd party brokers	3,829	4,003	(174)	(4)
Postage	4,672	4,813	(141)	(3)
Stationery and supplies	3,818	3,374	444	13
Miscellaneous	39,539	35,434	4,105	12

Total other	51,858	47,624	4,234	9

Total Non-Interest Expense	$420,404	$382,525	$37,879	10

The significant changes in non-interest expense for the quarter ended December 31, 2011 compared to the quarter ended December 31, 2010 are discussed below.

Salaries and employee benefits comprised 56% of total non-interest expense in the fourth quarters of 2011 and 2010. Salaries and employee benefits expense increased $7.7 million, or 13%, in the fourth quarter of 2011 compared to the fourth quarter of 2010 primarily as a result of a $4.8 million increase in salaries caused by the addition of employees from the various acquisitions and larger staffing as the Company grows, a $1.2 million increase in bonus and commissions primarily attributable to the Company’s long-term incentive program approved by the Compensation Committee of the Board of Directors in August 2011 and a $1.7 million increase from employee benefits (primarily health plan and payroll taxes related).

Occupancy expense includes depreciation on premises, real estate taxes, utilities and maintenance of premises, as well as net rent expense for leased premises. Occupancy expense for the fourth quarter of 2011 was $8.0 million, an increase of $2.0 million, or 35%, compared to the same period in 2010. The increase is primarily the result of rent expense on additional leased premises and depreciation on owned locations which were obtained in the FDIC-assisted acquisitions.

Advertising and marketing expense for the fourth of 2011 was $3.2 million, an increase of $1.3 million, or 70%, compared to the same period in 2010. The increase is attributable to rebranding initiatives in 2011.

Professional fees include legal, audit and tax fees, external loan review costs and normal regulatory exam assessments. Professional fees for the fourth quarter of 2011 were $3.7 million, a decrease of $1.1 million, or 22%, compared to the same period in 2010. This decrease is primarily a result of reduced legal costs as the level of non-performing assets has decreased in the fourth quarter of 2011 compared to the fourth quarter of 2010.

FDIC insurance expense for the fourth quarter of 2011 was $3.2 million, a decrease of $1.3 million, or 29%, compared to the same period in 2010. Effective April 1, 2011, standards applied in FDIC assessments set forth in the Federal Deposit Insurance Act were revised by the Dodd-Frank Wall Street Reform and Consumer Protection Act. These revisions modified definitions of a company’s insurance assessment base and assessment rates which led to the Company’s decreased FDIC expense in the fourth quarter of 2011 as compared to the fourth quarter of 2010.

OREO expenses include all costs related to obtaining, maintaining and selling of other real estate owned properties. This expense totaled $8.8 million in the fourth quarter of 2011, an increase of $1.4 million compared to $7.4 million in the fourth quarter of 2010. The increase in OREO expenses is primarily related to higher valuation adjustments of properties held in OREO in the fourth quarter of 2011 as compared to the fourth quarter of 2010.

Miscellaneous expense includes ATM expenses, correspondent bank charges, directors’ fees, telephone, travel and entertainment, corporate insurance, dues and subscriptions, problem loan expenses and lending origination costs that are not deferred. Miscellaneous expenses in the fourth quarter of 2011 increased $1.6 million, or 16% compared to the same period in the prior year. The increase in the fourth quarter of 2011 compared to the same period in the prior year is attributable to increased expenses related to covered loans as well as general growth in the Company’s business.

ASSET QUALITY

Allowance for Credit Losses, excluding covered loans

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in thousands)	2011	2010	2011	2010
Allowance for loan losses at beginning of period	$118,649	$110,432	$113,903	$98,277
Provision for credit losses	16,615	28,795	97,920	124,664
Other adjustments	—	—	—	1,943
Reclassification (to)/from allowance for unfunded lending-related commitments	171	(1,781)	1,904	(1,301)

Charge-offs:
Commercial	6,377	6,060	31,951	18,592
Commercial real estate	13,931	13,591	62,698	61,873
Home equity	1,876	1,322	5,020	5,926
Residential real estate	1,632	311	4,115	1,143
Premium finance receivables - commercial	1,479	1,820	6,617	23,005
Premium finance receivables - life insurance	—	154	275	233
Indirect consumer	56	239	244	967
Consumer and other	824	565	1,532	1,141

Total charge-offs	26,175	24,062	112,452	112,880

Recoveries:
Commercial	541	268	1,258	1,140
Commercial real estate	286	57	1,386	914
Home equity	5	2	64	24
Residential real estate	2	2	10	12
Premium finance receivables - commercial	204	144	6,006	781
Premium finance receivables - life insurance	—	—	12	—
Indirect consumer	37	38	220	198
Consumer and other	46	8	150	131

Total recoveries	1,121	519	9,106	3,200

Net charge-offs	(25,054)	(23,543)	(103,346)	(109,680)

Allowance for loan losses at period end	$110,381	$113,903	$110,381	$113,903

Allowance for unfunded lending-related commitments at period end	13,231	4,134	13,231	4,134

Allowance for credit losses at period end	$123,612	$118,037	$123,612	$118,037

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	0.96%	1.11%	1.44%	0.95%
Commercial real estate	1.56	1.66	1.80	1.83
Home equity	0.85	0.57	0.56	0.64
Residential real estate	1.07	0.17	0.79	0.19
Premium finance receivables - commercial	0.35	0.54	0.04	1.74
Premium finance receivables - life insurance	—	0.04	0.02	0.02
Indirect consumer	0.12	1.51	0.04	1.09
Consumer and other	2.35	1.98	1.21	0.93

Total loans, net of unearned income, excluding covered loans	0.93%	0.96%	1.02%	1.16%

Net charge-offs as a percentage of the provision for credit losses	150.79%	81.76%	105.54%	87.98%

Loans at period-end			$10,521,377	$9,599,886
Allowance for loan losses as a percentage of loans at period end			1.05%	1.19%
Allowance for credit losses as a percentage of loans at period end			1.17%	1.23%

The allowance for credit losses, excluding the allowance for covered loan losses, is comprised of the allowance for loan losses and the allowance for unfunded lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for unfunded lending-related commitments relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The allowance for unfunded lending-related commitments (separate liability account) represents the portion of the allowance for credit losses that was associated with unfunded lending-related commitments. The provision for credit losses, excluding the provision for covered loan losses, may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit). Total credit-related reserves also include the credit discounts on the purchased life insurance premium finance receivables which are netted with the loan balance. Additionally, on January 1, 2010, in conjunction with recording the securitization facility on its balance sheet, the Company established an allowance for loan losses totaling $1.9 million. This addition to the allowance for loan losses is shown as an “other adjustment to the allowance for loan losses.”

The provision for credit losses, excluding the provision for covered loan losses, totaled $16.6 million for the fourth quarter of 2011, $28.8 million for the fourth quarter of 2010 and $28.3 million in the third quarter of 2011. For the quarter ended December 31, 2011, net charge-offs, excluding covered loans, totaled $25.1 million compared to $23.5 million recorded in the fourth quarter of 2010 and $26.9 million in the third quarter of 2011. On a ratio basis, annualized net charge-offs as a percentage of average loans, excluding covered loans, were 0.93% in the fourth quarter of 2011, 0.96% in the fourth quarter of 2010, and 1.05% in the third quarter of 2011. The lower level of provision for credit losses and the allowance for credit losses, reflect the improvements in credit quality metrics for the fourth quarter of 2011. The graphs on pages four and five highlight the level of total non-performing loans, the improvement seen in the reduced levels of inflows to non-performing loans and the improvement in the allowance for loan loss coverage of non-performing loans.

Management believes the allowance for credit losses is appropriate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for credit losses will be dependent upon management’s assessment of the appropriateness of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors. The increase in the allowance for credit losses from the end of the prior quarter reflects the continued changes in real estate values on certain types of credits, specifically credits with residential development collateral valuation exposure.

The Company also provides a provision for covered loan losses on covered loans and an allowance for covered loan losses on covered loans. Please see “Covered Assets” later in this document for more detail.

The table below shows the aging of the Company’s loan portfolio, excluding covered loans, at December 31, 2011:

As of December 31, 2011

		90+ days	60-89	30-59
		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial
Commercial and industrial	$16,154	$—	$7,496	$15,797	$1,411,004	$1,450,451
Franchise	1,792	—	—	—	140,983	142,775
Mortgage warehouse lines of credit	—	—	—	—	180,450	180,450
Community Advantage—homeowners association	—	—	—	—	77,504	77,504
Aircraft	—	—	709	170	19,518	20,397
Asset-based lending	1,072	—	749	11,026	452,890	465,737
Municipal	—	—	—	—	78,319	78,319
Leases	—	—	—	431	71,703	72,134
Other	—	—	—	—	2,125	2,125
Purchased non-covered commercial (1)	—	589	74	—	7,758	8,421

Total commercial	19,018	589	9,028	27,424	2,442,254	2,498,313

Commercial real-estate:
Residential construction	1,993	—	4,982	1,721	57,115	65,811
Commercial construction	2,158	—	—	150	167,568	169,876
Land	31,547	—	4,100	6,772	136,112	178,531
Office	10,614	—	2,622	930	540,280	554,446
Industrial	2,002	—	508	4,863	548,429	555,802
Retail	5,366	—	5,268	8,651	517,444	536,729
Multi-family	4,736	—	3,880	347	305,594	314,557
Mixed use and other	8,092	—	7,163	20,814	1,050,585	1,086,654
Purchased non-covered commercial real-estate (1)	—	2,198	—	252	49,405	51,855

Total commercial real-estate	66,508	2,198	28,523	44,500	3,372,532	3,514,261

Home equity	14,164	—	1,351	3,262	843,568	862,345
Residential real estate	6,619	—	2,343	3,112	337,522	349,596
Purchased non-covered residential real estate (1)	—	—	—	—	693	693
Premium finance receivables
Commercial insurance loans	7,755	5,281	3,850	13,787	1,381,781	1,412,454
Life insurance loans	54	—	—	423	1,096,285	1,096,762
Purchased life insurance loans (1)	—	—	—	—	598,463	598,463
Indirect consumer	138	314	113	551	63,429	64,545
Consumer and other	233	—	170	1,070	122,393	123,866
Purchased non-covered consumer and other (1)	—	—	—	2	77	79

Total loans, net of unearned income, excluding covered loans	$114,489	$8,382	$45,378	$94,131	$10,258,997	$10,521,377
Covered loans	—	174,727	25,507	24,799	426,335	651,368

Total loans, net of unearned income	$114,489	$183,109	$70,885	$118,930	$10,685,332	$11,172,745

(1)	Purchased loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

Aging as a % of Loan Balance:

	$00,0000	$00,0000	$00,0000	$00,0000	$00,0000	$00,0000
		90+ days	60-89	30-59
		and still	days past	days past
	Nonaccrual	accruing	due	due	Current	Total Loans
Commercial
Commercial and industrial	1.1%	—%	0.5%	1.1%	97.3%	100.0%
Franchise	1.3	—	—	—	98.7	100.0
Mortgage warehouse lines of credit	—	—	—	—	100.0	100.0
Community Advantage—homeowners association	—	—	—	—	100.0	100.0
Aircraft	—	—	3.5	0.8	95.7	100.0
Asset-based lending	0.2	—	0.2	2.4	97.2	100.0
Municipal	—	—	—	—	100.0	100.0
Leases	—	—	—	0.6	99.4	100.0
Other	—	—	—	—	100.0	100.0
Purchased non-covered commercial (1)	—	7.0	0.9	—	92.1	100.0

Total commercial	0.8	0.0	0.4	1.1	97.7	100.0

Commercial real-estate
Residential construction	3.0	—	7.6	2.6	86.8	100.0
Commercial construction	1.3	—	—	0.1	98.6	100.0
Land	17.7	—	2.3	3.8	76.2	100.0
Office	1.9	—	0.5	0.2	97.4	100.0
Industrial	0.4	—	0.1	0.9	98.6	100.0
Retail	1.0	—	1.0	1.6	96.4	100.0
Multi-family	1.5	—	1.2	0.1	97.2	100.0
Mixed use and other	0.7	—	0.7	1.9	96.7	100.0
Purchased non-covered commercial real-estate (1)	—	4.2	—	0.5	95.3	100.0

Total commercial real-estate	1.9	0.1	0.8	1.3	95.9	100.0

Home equity	1.6	—	0.2	0.4	97.8	100.0
Residential real estate	1.9	—	0.7	0.9	96.5	100.0
Purchased non-covered residential real estate (1)	—	—	—	—	100.0	100.0
Premium finance receivables
Commercial insurance loans	0.5	0.4	0.3	1.0	97.8	100.0
Life insurance loans	0.0	—	—	0.0	100.0	100.0
Purchased life insurance loans (1)	—	—	—	—	100.0	100.0
Indirect consumer	0.2	0.5	0.2	0.9	98.2	100.0
Consumer and other	0.2	—	0.1	0.9	98.8	100.0
Purchased non-covered consumer and other (1)	—	—	—	2.5	97.5	100.0

Total loans, net of unearned income, excluding covered loans	1.1%	0.1%	0.4%	0.9%	97.5%	100.0%
Covered loans	—	26.8	3.9	3.8	65.5	100.0

Total loans, net of unearned income	1.0%	1.6%	0.6%	1.1%	95.7%	100.0%

As of December 31, 2011, $45.4 million of all loans, excluding covered loans, or 0.4%, were 60 to 89 days past due and $94.1 million, or 0.9%, were 30 to 59 days (or one payment) past due. As of September 30, 2011, $51.0 million of all loans, excluding covered loans, or 0.5%, were 60 to 89 days past due and $96.3 million, or 0.9%, were 30 to 59 days (or one payment) past due. The majority of the commercial and commercial real estate loans shown as 60 to 89 days and 30 to 59 days past due are included on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis.

The Company’s home equity and residential loan portfolios continue to exhibit low delinquency ratios. Home equity loans at December 31, 2011 that are current with regard to the contractual terms of the loan agreement represent 97.8% of the total home equity portfolio. Residential real estate loans at December 31, 2011 that are current with regards to the contractual terms of the loan agreements comprise 96.5% of total residential real estate loans outstanding.

The table below shows the aging of the Company’s loan portfolio, excluding covered loans, at September 30, 2011:

As of September 30, 2011

		90+ days	60-89	30-59
		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial
Commercial and industrial	$21,055	$—	$13,691	$9,748	$1,370,221	$1,414,715
Franchise	1,792	—	—	—	125,062	126,854
Mortgage warehouse lines of credit	—	—	—	—	132,425	132,425
Community Advantage—homeowners association	—	—	—	—	74,281	74,281
Aircraft	—	—	—	53	18,027	18,080
Asset-based lending	1,989	—	210	—	417,538	419,737
Municipal	—	—	—	—	74,723	74,723
Leases	—	—	—	—	66,671	66,671
Other	—	—	—	—	2,044	2,044
Purchased non-covered commercial (1)	—	616	—	—	6,952	7,568

Total commercial	24,836	616	13,901	9,801	2,287,944	2,337,098

Commercial real-estate:
Residential construction	1,358	1,105	1,532	4,896	63,050	71,941
Commercial construction	2,860	—	—	823	156,738	160,421
Land	31,072	—	2,661	8,935	156,462	199,130
Office	15,432	—	2,079	63	516,356	533,930
Industrial	2,160	—	294	2,427	533,367	538,248
Retail	3,664	—	4,318	19,085	492,168	519,235
Multi-family	3,423	—	4,230	5,666	311,458	324,777
Mixed use and other	9,700	—	8,955	22,759	1,021,868	1,063,282
Purchased non-covered commercial real-estate (1)	—	344	—	285	53,728	54,357

Total commercial real-estate	69,669	1,449	24,069	64,939	3,305,195	3,465,321

Home equity	15,426	—	2,002	5,072	856,680	879,180
Residential real estate	7,546	—	1,852	908	315,901	326,207
Purchased non-covered residential real estate (1)	—	—	—	—	—	—
Premium finance receivables
Commercial insurance loans	6,942	4,599	3,206	7,726	1,395,099	1,417,572
Life insurance loans	349	2,413	5,877	7,076	1,019,952	1,035,667
Purchased life insurance loans (1)	—	675	—	—	635,101	635,776
Indirect consumer	146	292	81	370	61,563	62,452
Consumer and other	653	—	26	386	111,736	112,801
Purchased non-covered consumer and other (1)	—	—	—	63	574	637

Total loans, net of unearned income, excluding covered loans	$125,567	$10,044	$51,014	$96,341	$9,989,745	$10,272,711
Covered loans	—	179,277	13,721	14,750	472,327	680,075

Total loans, net of unearned income	$125,567	$189,321	$64,735	$111,091	$10,462,072	$10,952,786

(1)	Purchased loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

Aging as a % of Loan Balance:

		90+ days	60-89	30-59
		and still	days past	days past
	Nonaccrual	accruing	due	due	Current	Total Loans
Commercial
Commercial and industrial	1.5%	—%	1.0%	0.7%	96.8%	100.0%
Franchise	1.4	—	—	—	98.6	100.0
Mortgage warehouse lines of credit	—	—	—	—	100.0	100.0
Community Advantage—homeowners association	—	—	—	—	100.0	100.0
Aircraft	—	—	—	0.3	99.7	100.0
Asset-based lending	0.5	—	0.1	—	99.4	100.0
Municipal	—	—	—	—	100.0	100.0
Leases	—	—	—	—	100.0	100.0
Other	—	—	—	—	100.0	100.0
Purchased non-covered commercial (1)	—	8.1	—	—	91.9	100.0

Total commercial	1.1	—	0.6	0.4	97.9	100.0

Commercial real-estate
Residential construction	1.9	1.5	2.1	6.8	87.7	100.0
Commercial construction	1.8	—	—	0.5	97.7	100.0
Land	15.6	—	1.3	4.5	78.6	100.0
Office	2.9	—	0.4	—	96.7	100.0
Industrial	0.4	—	0.1	0.5	99.0	100.0
Retail	0.7	—	0.8	3.7	94.8	100.0
Multi-family	1.1	—	1.3	1.7	95.9	100.0
Mixed use and other	0.9	—	0.8	2.1	96.2	100.0
Purchased non-covered commercial real-estate (1)	—	0.6	—	0.5	98.9	100.0

Total commercial real-estate	2.0	—	0.7	1.9	95.4	100.0

Home equity	1.8	—	0.2	0.6	97.4	100.0
Residential real estate	2.3	—	0.6	0.3	96.8	100.0
Purchased non-covered residential real estate (1)	—	—	—	—	—	—
Premium finance receivables
Commercial insurance loans	0.5	0.3	0.2	0.5	98.5	100.0
Life insurance loans	—	0.2	0.6	0.7	98.5	100.0
Purchased life insurance loans (1)	—	0.1	—	—	99.9	100.0
Indirect consumer	0.2	0.5	0.1	0.6	98.6	100.0
Consumer and other	0.6	—	—	0.3	99.1	100.0
Purchased non-covered consumer and other (1)	—	—	—	9.9	90.1	100.0

Total loans, net of unearned income, excluding covered loans	1.2%	0.1%	0.5%	0.9%	97.3%	100.0%
Covered loans	—	26.4	2.0	2.2	69.4	100.0

Total loans, net of unearned income	1.1%	1.7%	0.6%	1.0%	95.6%	100.0%

Non-performing Assets, excluding covered assets

The following table sets forth Wintrust’s non-performing assets, excluding covered assets and purchased non-covered loans acquired with evidence of credit quality deterioration since origination, at the dates indicated.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2011	2011	2010
Loans past due greater than 90 days and still accruing:
Commercial	$—	$—	$478
Commercial real-estate	—	1,105	—
Home equity	—	—	—
Residential real-estate	—	—	—
Premium finance receivables—commercial	5,281	4,599	8,096
Premium finance receivables—life insurance	—	2,413	—
Indirect consumer	314	292	318
Consumer and other	—	—	1

Total loans past due greater than 90 days and still accruing	5,595	8,409	8,893

Non-accrual loans:
Commercial	19,018	24,836	16,382
Commercial real-estate	66,508	69,669	93,963
Home equity	14,164	15,426	7,425
Residential real-estate	6,619	7,546	6,085
Premium finance receivables—commercial	7,755	6,942	8,587
Premium finance receivables—life insurance	54	349	354
Indirect consumer	138	146	191
Consumer and other	233	653	252

Total non-accrual loans	114,489	125,567	133,239

Total non-performing loans:
Commercial	19,018	24,836	16,860
Commercial real-estate	66,508	70,774	93,963
Home equity	14,164	15,426	7,425
Residential real-estate	6,619	7,546	6,085
Premium finance receivables—commercial	13,036	11,541	16,683
Premium finance receivables—life insurance	54	2,762	354
Indirect consumer	452	438	509
Consumer and other	233	653	253

Total non-performing loans	$120,084	$133,976	$142,132
Other real estate owned	79,093	86,622	71,214
Other real estate owned—obtained in acquisition	7,430	10,302	—

Total non-performing assets	$206,607	$230,900	$213,346

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.76%	1.06%	0.82%
Commercial real-estate	1.89	2.04	2.81
Home equity	1.64	1.75	0.81
Residential real-estate	1.89	2.31	1.72
Premium finance receivables—commercial	0.92	0.81	1.32
Premium finance receivables—life insurance	—	0.17	0.02
Indirect consumer	0.70	0.70	0.99
Consumer and other	0.19	0.58	0.24

Total loans, net of unearned income	1.14%	1.30%	1.48%

Total non-performing assets as a percentage of total assets	1.30%	1.45%	1.53%

Allowance for loan losses as a percentage of total non-performing loans	91.92%	88.56%	80.14%

Non-performing Commercial and Commercial Real Estate

The commercial non-performing loan category totaled $19.0 million as of December 31, 2011 compared to $24.8 million as of September 30, 2011 and $16.9 million as of December 31, 2010. The commercial real estate non-performing loan category totaled $66.5 million as of December 31, 2011 compared to $70.8 million as of September 30, 2011 and $94.0 million as of December 31, 2010.

Management is pursuing the resolution of all credits in this category. At this time, management believes reserves are appropriate to absorb inherent losses that are expected to occur upon the ultimate resolution of these credits.

Non-performing Residential Real Estate and Home Equity

Non-performing home equity and residential real estate loans totaled $20.8 million as of December 31, 2011. The balance increased $7.3 million from December 31, 2010 and decreased $2.2 million from September 30, 2011. The December 31, 2011 non-performing balance is comprised of $6.6 million of residential real estate (34 individual credits) and $14.2 million of home equity loans (42 individual credits). On average, this is approximately 5 non-performing residential real estate loans and home equity loans per chartered bank within the Company. The Company believes control and collection of these loans is very manageable. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.

Non-performing Commercial Insurance Premium Finance Receivables

The table below presents the level of non-performing property and casualty premium finance receivables as of December 31, 2011 and 2010, and the amount of net charge-offs for the quarters then ended.

	December 31,	December 31,
(Dollars in thousands)	2011	2010
Non-performing premium finance receivables—commercial	$13,036	$16,683
—as a percent of premium finance receivables—commercial outstanding	0.92%	1.32%

Net (recoveries) charge-offs of premium finance receivables—commercial	$1,275	$1,676
—annualized as a percent of average premium finance receivables—commercial	0.35%	0.54%

Fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. The Company’s underwriting standards, regardless of the condition of the economy, have remained consistent. We anticipate that net charge-offs and non-performing asset levels in the near term will continue to be at levels that are within acceptable operating ranges for this category of loans. Management is comfortable with administering the collections at this level of non-performing property and casualty premium finance receivables and believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.

The ratio of non-performing commercial premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for commercial premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash. Accordingly, the level of non-performing commercial premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Nonperforming Loans Rollforward

The table below presents a summary of the changes in the balance of non-performing loans, excluding covered loans, for the three and nine month periods ending December 31, 2011 and 2010:

	Three Months Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2011	2010	2011	2010
Balance at beginning of period	$133,976	$134,323	$142,132	$131,804
Additions, net	25,049	47,789	166,459	173,461
Return to performing status	(2,285)	(20)	(7,800)	(4,914)
Payments received	(10,426)	(6,419)	(44,804)	(30,513)
Transfer to OREO	(6,182)	(17,929)	(59,203)	(68,663)
Charge-offs	(18,614)	(14,328)	(68,608)	(55,220)
Net change for niche loans (1)	(1,434)	(1,284)	(8,092)	(3,823)

Balance at end of period	$120,084	$142,132	$120,084	$142,132

(1)	This includes activity for premium finance receivables and indirect consumer loans.

Restructured Loans

The table below presents a summary of restructured loans for the respective period, presented by loan category and accrual status:

	December 31,	September 30,	December 31,
(Dollars in thousands)	2011	2011	2010
Accruing:
Commercial	$9,270	$7,726	$14,163
Commercial real estate	104,864	74,307	65,419
Residential real estate and other	5,786	3,326	1,562

Total accrual	$119,920	$85,359	$81,144

Non-accrual: (1)
Commercial	$1,564	$3,793	$3,865
Commercial real estate	7,932	13,322	15,947
Residential real estate and other	1,102	1,918	234

Total non-accrual	$10,598	$19,033	$20,046

Total restructured loans:
Commercial	$10,834	$11,519	$18,028
Commercial real estate	112,796	87,629	81,366
Residential real estate and other	6,888	5,244	1,796

Total restructured loans	$130,518	$104,392	$101,190

(1)	Included in total non-performing loans.

At December 31, 2011, the Company had $130.5 million in loans with modified terms representing 168 credit relationships in which economic concessions were granted to certain borrowers to better align the terms of their loans with their current ability to pay.

The Company’s approach to restructuring loans is built on its credit risk rating system which requires credit management personnel to assign a credit risk rating to each loan. In each case, the loan officer is responsible for recommending a credit risk rating for each loan and ensuring the credit risk ratings are appropriate. These credit risk ratings are then reviewed and approved by the bank’s chief credit officer or the director’s loan committee. Credit risk ratings are determined by evaluating a number of factors including a borrower’s financial strength, cash flow coverage, collateral protection and guarantees. The Company’s credit risk rating scale is one through ten with higher scores indicating higher risk. In the case of loans rated six or worse following modification, the Company’s Managed Assets Division evaluates the loan and the credit risk rating and determines that the loan has been restructured to be reasonably assured of repayment and of performance according to the modified terms and is supported by a current, well-documented credit assessment of the borrower’s financial condition and prospects for repayment under the revised terms.

A modification of a loan with an existing credit risk rating of six or worse or a modification of any other credit, which will result in a restructured credit risk rating of six or worse must be reviewed for troubled debt restructuring (“TDR”) classification. In that event, our Managed Assets Division conducts an overall credit and collateral review. A modification of a loan is considered to be a TDR if both (1) the borrower is experiencing financial difficulty and (2) for economic or legal reasons, the bank grants a concession to a borrower that it would not otherwise consider. The modification of a loan where the credit risk rating is five or better both before and after such modification are not reviewed for TDR status. Based on the Company’s credit risk rating system, it considers that borrowers whose credit risk rating is five or better are not experiencing financial difficulties and therefore, are not considered TDRs.

TDRs are reviewed at the time of modification and on a quarterly basis to determine if a specific reserve is needed. The carrying amount of the loan is compared to the expected payments to be received, discounted at the loan’s original rate, or for collateral dependent loans, to the fair value of the collateral. Any shortfall is recorded as a specific reserve.

All credits determined to be a TDR will continue to be classified as a TDR in all subsequent periods, unless the borrower has been in compliance with the loan’s modified terms for a period of six months (including over a calendar year-end) and the modified interest rate represented a market rate at the time of a restructuring. Additionally, before removing a loan from TDR classification, a review of the current or previously measured impairment on the loan and any concerns related to future performance by the borrower is conducted. If concerns exist about the future ability of the borrower to meet its obligations under the loans based on a credit review by the Managed Assets Division, the TDR classification is not removed from the loan.

Each restructured loan was reviewed for impairment at December 31, 2011 and approximately $2.9 million of collateral impairment was present and appropriately reserved for through the Company’s normal reserving methodology in the Company’s allowance for loan losses.

Other Real Estate Owned

The table below presents a summary of other real estate owned, excluding covered other real estate owned, as of December 31, 2011 and shows the activity for the respective period and the balance for each property type:

	Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands)	2011	2011	2010
Balance at beginning of period	$96,924	$82,772	$76,654
Disposals/resolved	(7,722)	(7,581)	(21,904)
Transfers in at fair value, less costs to sell	6,084	14,530	18,812
Additions from acquisition	—	10,302	—
Fair value adjustments	(8,763)	(3,099)	(2,348)

Balance at end of period	$86,523	$96,924	$71,214

	Period End
	December 31,	September 30,	December 31,
Balance by Property Type	2011	2011	2010
Residential real estate	$7,327	$6,938	$5,694
Residential real estate development	19,923	18,535	17,781
Commercial real estate	59,273	71,451	47,739

Total	$86,523	$96,924	$71,214

The following table provides a comparative analysis for the period end balances of the covered asset components and any changes in the allowance for covered loan losses.

Covered Assets

	December 31,	September 30,	December 31,
(Dollars in thousands)	2011	2011	2010
Period End Balances:
Loans	$651,368	$680,075	$334,353
Other real estate owned and other assets	47,459	65,583	19,583
FDIC Indemnification asset	344,251	379,306	118,182

Total covered assets	$1,043,078	$1,124,964	$472,118

Allowance for Covered Loan Losses Rollforward:
Balance at beginning of quarter	$12,496	$7,443	$—
Provision for covered loan losses before benefit
attributable to FDIC loss share agreements	10,693	5,139	—
Benefit attributable to FDIC loss share agreements	(8,554)	(4,112)	—

Net provision for covered loan losses	2,139	1,027	—
Increase in FDIC indemnification asset	8,554	4,112	—
Loans charged-off	(10,212)	(86)	—
Recoveries of loans charged-off	—	—	—

Net charge-offs	(10,212)	(86)	—

Balance at end of quarter	$12,977	$12,496	$—

In conjunction with FDIC-assisted transactions, the Company entered into loss share agreements with the FDIC. These agreements cover realized losses on loans, foreclosed real estate and certain other assets. These loss share assets are measured separately from the loan portfolios because they are not contractually embedded in the loans and are not transferable with the loans should the Company choose to dispose of them. Fair values at the acquisition dates were estimated based on projected cash flows available for loss-share based on the credit adjustments estimated for each loan pool and the loss share percentages. The loss share assets are also separately measured from the related loans and foreclosed real estate and recorded separately on the Consolidated Statements of Condition. Subsequent to the acquisition date, reimbursements received from the FDIC for actual incurred losses will reduce the loss share assets. Additional expected losses, to the extent such expected losses result in the recognition of an allowance for loan losses, will increase the loss share assets. The loss share agreements with the FDIC require the Company to reimburse the FDIC in the event that actual losses on covered assets are lower than the original loss estimates agreed upon with the FDIC with respect of such assets in the loss share agreements. The allowance for loan losses for loans acquired in FDIC-assisted transactions is determined without giving consideration to the amounts recoverable through loss share agreements (since the loss share agreements are separately accounted for and thus presented “gross” on the balance sheet). On the Consolidated Statements of Income, the provision for credit losses is reported net of changes in the amount recoverable under the loss share agreements. Reductions to expected losses, to the extent such reductions to expected losses are the result of an improvement to the actual or expected cash flows from the covered assets, will reduce the loss share assets. The increases in cash flows for the purchased loans are recognized as interest income prospectively.

The following table provides activity for the accretable yield of loans accounted for under ASC 310-30.

	Accretable Yield Activity
		Life Insurance
	Bank	Premium
(Dollars in thousands)	Acquisitions	Finance Loans
Accretable yield at December 31, 2010	$39,809	$33,315
Acquisitions	7,107	—
Accretable yield amortized to interest income	(14,159)	(9,052)
Reclassification to/from non-accretable difference	43,099	184
Increases in interest cash flows due to payments and changes in interest rates	15,476	1,096

Accretable yield at March 31, 2011	$91,332	$25,543

Accretable yield amortized to interest income	(13,568)	(5,122)
Reclassification to/from non-accretable difference	(2,625)	3,673
Increases in interest cash flows due to payments and changes in interest rates	5,609	797

Accretable yield at June 30, 2011	$80,748	$24,891

Acquisitions	24,695	—
Accretable yield amortized to interest income	(14,187)	(5,127)
Reclassification to/from non-accretable difference	(3,018)	—
Increases (decreases) in interest cash flows due to payments and changes in interest rates	(1,741)	432

Accretable yield at September 30, 2011	$86,497	$20,196

Accretable yield amortized to interest income	(34,212)	(2,808)
Reclassification to/from non-accretable difference	110,583	1,358
Increases (decreases) in interest cash flows due to payments and changes in interest rates	10,252	115

Accretable yield at December 31, 2011	$173,120	$18,861

WINTRUST SUBSIDIARIES AND LOCATIONS

Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Schaumburg Bank & Trust Company, N.A., Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Bloomingdale, Buffalo Grove, Cary, Chicago, Clarendon Hills, Deerfield, Downers Grove, Elgin, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Island Lake, Itasca, Lake Bluff, Lake Villa, Lincoln Park, Lindenhurst, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, North Chicago, Northfield, Norridge, Palatine, Park Ridge, Prospect Heights, Ravenswood, Ravinia, Riverside, Rogers Park, Roselle, Sauganash, Skokie, Spring Grove, Vernon Hills, Wauconda, Western Springs, Willowbrook, Winnetka and Wood Dale and in Delafield, Elm Grove, Madison, Wales, Wisconsin.

Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest insurance premium finance companies operating in the United States, serves commercial and life insurance loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Wintrust Mortgage, a division of Barrington Bank & Trust Company, engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest. Great Lakes Advisors provides money management services and advisory services to individual accounts. Advanced Investment Partners, LLC is an investment management firm specializing in the active management of domestic equity investment strategies. The Chicago Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “point,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2010 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, organic growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•

negative economic conditions that adversely affect the economy, housing prices, the job market and other factors that may affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;

•	the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;

•	estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;

•

changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;

•	a decrease in the Company’s regulatory capital ratios, including as a result of further declines in the value of its loan portfolios, or otherwise;

•

legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies, including those resulting from the Dodd-Frank Act;

•	restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business resulting from the Dodd-Frank Act;

•	increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the current regulatory environment, including the Dodd-Frank Act;

•	changes in capital requirements resulting from Basel II and III initiatives;

•	increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;

•	losses incurred in connection with repurchases and indemnification payments related to mortgages;

•	competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services);

•	delinquencies or fraud with respect to the Company’s premium finance business;

•	failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of recent or future acquisitions;

•	unexpected difficulties and losses related to FDIC-assisted acquisitions, including those resulting from our loss-sharing arrangements with the FDIC;

•	credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;

•	any negative perception of the Company’s reputation or financial strength;

•	the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

•	the ability of the Company to attract and retain senior management experienced in the banking and financial services industries;

•	the Company’s ability to comply with covenants under its securitization facility and credit facility;

•

unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings, which typically require over 13 months of operations before becoming profitable due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets;

•	changes in accounting standards, rules and interpretations and the impact on the Company’s financial statements;

•	adverse effects on our operational systems resulting from failures, human error or tampering;

•	significant litigation involving the Company; and

•	the ability of the Company to receive dividends from its subsidiaries.

Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by or on behalf of Wintrust. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEB CAST AND REPLAY

The Company will hold a conference call at 1:00 p.m. (CT) Thursday, January 19, 2012 regarding fourth quarter 2011 results. Individuals interested in listening should call (877) 363-5049 and enter Conference ID #43011164. A simultaneous audio-only web cast and replay of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the fourth quarter 2011 earnings press release will be available on the home page of the Company’s website at (http://www.wintrust.com) and at the Investor Relations, Investor News and Events, Press Releases link on its website.

WINTRUST FINANCIAL CORPORATION

Supplemental Financial Information

5 Quarter Trends

WINTRUST FINANCIAL CORPORATION—Supplemental Financial Information

Selected Financial Highlights—5 Quarter Trends

(Dollars in thousands, except per share data)	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010
Selected Financial Condition Data (at end of period):
Total assets	$15,893,808	$15,914,804	$14,615,897	$14,094,294	$13,980,156
Total loans, excluding covered loans	10,521,377	10,272,711	9,925,077	9,561,802	9,599,886
Total deposits	12,307,267	12,306,008	11,259,260	10,915,169	10,803,673
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493
Total shareholders’ equity	1,543,533	1,528,187	1,473,386	1,453,253	1,436,549

Selected Statements of Income Data:
Net interest income	124,647	118,410	108,706	109,614	112,677
Net revenue (1)	169,559	185,657	145,358	150,501	157,138
Pre-tax adjusted earnings (2)	61,341	60,936	54,127	49,047	57,675
Net income	19,221	30,202	11,750	16,402	14,205
Net income (loss) per common share – Basic	$0.51	$0.82	$0.31	$0.44	$(0.06)
Net income (loss) per common share – Diluted	$0.41	$0.65	$0.25	$0.36	$(0.06)

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.45%	3.37%	3.40%	3.48%	3.46%
Non-interest income to average assets	1.11%	1.72%	1.04%	1.18%	1.24%
Non-interest expense to average assets	2.94%	2.72%	2.76%	2.84%	2.97%
Net overhead ratio (3)	1.83%	1.00%	1.72%	1.66%	1.73%
Efficiency ratio (2) (4)	69.99%	57.21%	67.22%	65.05%	67.48%
Return on average assets	0.48%	0.77%	0.33%	0.47%	0.40%
Return on average common equity	4.87%	7.94%	3.05%	4.49%	(0.66)%
Average total assets	$16,014,209	$15,526,427	$14,105,136	$14,018,525	$14,199,351
Average total shareholders’ equity	1,531,936	1,507,717	1,460,071	1,437,869	1,442,754
Average loans to average deposits ratio	86.6%	85.0%	90.9%	91.2%	89.0%
Average loans to average deposits ratio (including covered loans)	91.9	90.7	94.8	94.2	92.1

Common Share Data at end of period:
Market price per common share	$28.05	$25.81	$32.18	$36.75	$33.03
Book value per common share (2)	$34.23	$33.92	$33.63	$33.70	$32.73
Tangible common book value per share (2)	$26.76	$26.47	$26.67	$26.65	$25.80
Common shares outstanding	35,978,349	35,924,066	34,988,125	34,947,251	34,864,068
Other Data at end of period:(8)
Leverage Ratio (5)	9.4%	9.6%	10.3%	10.3%	10.1%
Tier 1 Capital to risk-weighted assets (5)	12.0%	12.0%	12.3%	12.7%	12.5%
Total capital to risk-weighted assets (5)	13.2%	13.3%	13.5%	14.1%	13.8%
Tangible Common Equity ratio (TCE) (2) (7)	7.5%	7.4%	7.9%	8.0%	8.0%
Allowance for credit losses (6)	$123,612	$132,051	$119,697	$117,067	$118,037
Non-performing loans	120,084	133,976	156,072	155,387	142,132
Allowance for credit losses to total loans (6)	1.17%	1.29%	1.21%	1.22%	1.23%
Non-performing loans to total loans	1.14%	1.30%	1.57%	1.63%	1.48%
Number of:
Bank subsidiaries	15	15	15	15	15
Non-bank subsidiaries	7	7	7	8	8
Banking offices	99	99	88	88	86

(1)	Net revenue includes net interest income and non-interest income
(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.
(5)	Capital ratios for current quarter-end are estimated.
(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments, but excluding the allowance for covered loan losses.
(7)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets.
(8)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION—SUPPLEMENTAL FINANCIAL INFORMATION

Consolidated Statements of Condition—5 Quarter Trends

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2011	2011	2011	2011	2010
Assets
Cash and due from banks	$148,012	$147,270	$140,434	$140,919	$153,690
Federal funds sold and securities purchased under resale agreements	21,692	13,452	43,634	33,575	18,890
Interest-bearing deposits with other banks	749,287	1,101,353	990,308	946,193	865,575
Available-for-sale securities, at fair value	1,291,797	1,267,682	1,456,426	1,710,321	1,496,302
Trading account securities	2,490	297	509	2,229	4,879
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	100,434	99,749	86,761	85,144	82,407
Brokerage customer receivables	27,925	27,935	29,736	25,361	24,549
Mortgage loans held-for-sale, at fair value	306,838	204,081	133,083	92,151	356,662
Mortgage loans held-for-sale, at lower of cost or market	13,686	8,955	5,881	2,335	14,785
Loans, net of unearned income, excluding covered loans	10,521,377	10,272,711	9,925,077	9,561,802	9,599,886
Covered loans	651,368	680,075	408,669	431,299	334,353

Total loans	11,172,745	10,952,786	10,333,746	9,993,101	9,934,239
Less: Allowance for loan losses	110,381	118,649	117,362	115,049	113,903
Less: Allowance for covered loan losses	12,977	12,496	7,443	4,844	—

Net loans	11,049,387	10,821,641	10,208,941	9,873,208	9,820,336
Premises and equipment, net	431,512	412,478	403,577	369,785	363,696
FDIC indemnification asset	344,251	379,306	110,049	124,785	118,182
Accrued interest receivable and other assets	444,912	468,711	389,634	394,292	366,438
Trade date securities receivable	634,047	637,112	322,091	—	—
Goodwill	305,468	302,369	283,301	281,940	281,190
Other intangible assets	22,070	22,413	11,532	12,056	12,575

Total assets	$15,893,808	$15,914,804	$14,615,897	$14,094,294	$13,980,156

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$1,785,433	$1,631,709	$1,397,433	$1,279,256	$1,201,194
Interest bearing	10,521,834	10,674,299	9,861,827	9,635,913	9,602,479

Total deposits	12,307,267	12,306,008	11,259,260	10,915,169	10,803,673
Notes payable	52,822	3,004	1,000	1,000	1,000
Federal Home Loan Bank advances	474,481	474,570	423,500	423,500	423,500
Other borrowings	443,753	448,082	432,706	250,032	260,620
Secured borrowings—owed to securitization investors	600,000	600,000	600,000	600,000	600,000
Subordinated notes	35,000	40,000	40,000	50,000	50,000
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493
Trade date securities payable	47	73,874	2,243	10,000	—
Accrued interest payable and other liabilities	187,412	191,586	134,309	141,847	155,321

Total liabilities	14,350,275	14,386,617	13,142,511	12,641,041	12,543,607

Shareholders’ Equity:
Preferred stock	49,768	49,736	49,704	49,672	49,640
Common stock	35,982	35,926	34,988	34,947	34,864
Surplus	1,001,316	997,854	969,315	967,587	965,203
Treasury stock	(112)	(68)	(50)	(74)	—
Retained earnings	459,457	441,268	415,297	404,580	392,354
Accumulated other comprehensive (loss) income	(2,878)	3,471	4,132	(3,459)	(5,512)

Total shareholders’ equity	1,543,533	1,528,187	1,473,386	1,453,253	1,436,549

Total liabilities and shareholders’ equity	$15,893,808	$15,914,804	$14,615,897	$14,094,294	$13,980,156

WINTRUST FINANCIAL CORPORATION—SUPPLEMENTAL FINANCIAL INFORMATION

Consolidated Statements of Income (Unaudited)—5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands, except per share data)	2011	2011	2011	2011	2010
Interest income
Interest and fees on loans	$143,514	$140,543	$132,338	$136,543	$144,652
Interest bearing deposits with banks	696	917	870	936	1,342
Federal funds sold and securities purchased under resale agreements	33	28	23	32	39
Securities	12,574	12,667	11,438	9,540	7,236
Trading account securities	6	15	10	13	11
Federal Home Loan Bank and Federal Reserve Bank stock	591	584	572	550	512
Brokerage customer receivables	203	197	194	166	170

Total interest income	157,617	154,951	145,445	147,780	153,962

Interest expense
Interest on deposits	19,685	21,893	22,404	23,956	27,853
Interest on Federal Home Loan Bank advances	4,186	4,166	4,010	3,958	4,038
Interest on notes payable and other borrowings	2,804	2,874	2,715	2,630	1,631
Interest on secured borrowings—owed to securitization investors	3,076	3,003	2,994	3,040	3,089
Interest on subordinated notes	176	168	194	212	233
Interest on junior subordinated debentures	3,043	4,437	4,422	4,370	4,441

Total interest expense	32,970	36,541	36,739	38,166	41,285

Net interest income	124,647	118,410	108,706	109,614	112,677
Provision for credit losses	18,817	29,290	29,187	25,344	28,795

Net interest income after provision for credit losses	105,830	89,120	79,519	84,270	83,882

Non-interest income
Wealth management	11,686	11,994	10,601	10,236	10,108
Mortgage banking	18,025	14,469	12,817	11,631	22,686
Service charges on deposit accounts	3,973	4,085	3,594	3,311	3,346
Gains on available-for-sale securities, net	309	225	1,152	106	159
Gain on bargain purchases	—	27,390	746	9,838	250
Trading gains (losses)	216	591	(30)	(440)	611
Other	10,703	8,493	7,772	6,205	7,301

Total non-interest income	44,912	67,247	36,652	40,887	44,461

Non-interest expense
Salaries and employee benefits	66,744	61,863	53,079	56,099	59,031
Equipment	5,093	4,501	4,409	4,264	4,384
Occupancy, net	7,975	7,512	6,772	6,505	5,927
Data processing	4,062	3,836	3,147	3,523	4,388
Advertising and marketing	3,207	2,119	1,440	1,614	1,881
Professional fees	3,710	5,085	4,533	3,546	4,775
Amortization of other intangible assets	1,062	970	704	689	719
FDIC insurance	3,244	3,100	3,281	4,518	4,572
OREO expenses, net	8,821	5,134	6,577	5,808	7,384
Other	14,850	12,201	13,264	11,543	13,140

Total non-interest expense	118,768	106,321	97,206	98,109	106,201

Income before taxes	31,974	50,046	18,965	27,048	22,142
Income tax expense	12,753	19,844	7,215	10,646	7,937

Net income	$19,221	$30,202	$11,750	$16,402	$14,205

Preferred stock dividends and discount accretion	$1,032	$1,032	$1,033	$1,031	$16,175

Net income (loss) applicable to common shares	$18,189	$29,170	$10,717	$15,371	$(1,970)

Net income (loss) per common share—Basic	$0.51	$0.82	$0.31	$0.44	$(0.06)

Net income (loss) per common share—Diluted	$0.41	$0.65	$0.25	$0.36	$(0.06)

Cash dividends declared per common share	$—	$0.09	$—	$0.09	$—

Weighted average common shares outstanding	35,958	35,550	34,971	34,928	32,015
Dilutive potential common shares	8,480	10,551	8,438	7,794	—

Average common shares and dilutive common shares	44,438	46,101	43,409	42,722	32,015

WINTRUST FINANCIAL CORPORATION—SUPPLEMENTAL FINANCIAL INFORMATION

Period End Loan Balances—5 Quarter Trends

	$0,000,000	$0,000,000	$0,000,000	$0,000,000	$0,000,000
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2011	2011	2011	2011	2010
Balance:
Commercial	$2,498,313	$2,337,098	$2,132,436	$1,937,561	$2,049,326
Commercial real estate	3,514,261	3,465,321	3,374,668	3,356,562	3,338,007
Home equity	862,345	879,180	880,702	891,332	914,412
Residential real-estate	350,289	326,207	329,381	344,909	353,336
Premium finance receivables—commercial	1,412,454	1,417,572	1,429,436	1,337,851	1,265,500
Premium finance receivables—life insurance	1,695,225	1,671,443	1,619,668	1,539,521	1,521,886
Indirect consumer (1)	64,545	62,452	57,718	52,379	51,147
Consumer and other	123,945	113,438	101,068	101,687	106,272
Total loans, net of unearned income, excluding covered loans	$10,521,377	$10,272,711	$9,925,077	$9,561,802	$9,599,886
Covered loans	651,368	680,075	408,669	431,299	334,353

Total loans, net of unearned income	$11,172,745	$10,952,786	$10,333,746	$9,993,101	$9,934,239

Mix:
Commercial	22%	21%	20%	19%	21%
Commercial real estate	31	32	33	34	34
Home equity	8	8	8	9	9
Residential real-estate	3	3	3	4	3
Premium finance receivables—commercial	13	13	14	13	13
Premium finance receivables—life insurance	15	15	16	15	15
Indirect consumer (1)	1	1	1	1	1
Consumer and other	1	1	1	1	1

Total loans, net of unearned income, excluding covered loans	94%	94%	96%	96%	97%
Covered loans	6	6	4	4	3

Total loans, net of unearned income	100%	100%	100%	100%	100%

(1)	Includes autos, boats, snowmobiles and other indirect consumer loans.

WINTRUST FINANCIAL CORPORATION—SUPPLEMENTAL FINANCIAL INFORMATION

Period End Deposits Balances—5 Quarter Trends

	$0,000,000	$0,000,000	$0,000,000	$0,000,000	$0,000,000
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2011	2011	2011	2011	2010
Balance:
Non-interest bearing	$1,785,433	$1,631,709	$1,397,433	$1,279,256	$1,201,194
NOW	1,698,778	1,633,752	1,530,068	1,526,955	1,561,507
Wealth Management deposits (1)	788,311	730,315	737,428	659,194	658,660
Money Market	2,263,253	2,190,117	1,985,661	1,844,416	1,759,866
Savings	888,592	867,483	736,974	749,681	744,534
Time certificates of deposit	4,882,900	5,252,632	4,871,696	4,855,667	4,877,912

Total deposits	$12,307,267	$12,306,008	$11,259,260	$10,915,169	$10,803,673

Mix:
Non-interest bearing	15%	13%	12%	12%	11%
NOW	14	13	14	14	15
Wealth Management deposits (1)	6	6	6	6	6
Money Market	18	18	18	17	16
Savings	7	7	7	7	7
Time certificates of deposit	40	43	43	44	45

Total deposits	100%	100%	100%	100%	100%

(1)

Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of The Chicago Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

WINTRUST FINANCIAL CORPORATION—SUPPLEMENTAL FINANCIAL INFORMATION

Net Interest Margin (Including Call Option Income)—5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2011	2011	2011	2011	2010

Net interest income	$125,101	$118,828	$109,114	$110,028	$113,084
Call option income	5,377	3,436	2,287	2,470	1,074

Net interest income including call option income	$130,478	$122,264	$111,401	$112,498	$114,158

Yield on earning assets	4.36%	4.41%	4.54%	4.68%	4.72
Rate on interest-bearing liabilities	1.05	1.18	1.32	1.39	1.43

Rate spread	3.31%	3.23%	3.22%	3.29%	3.29
Net free funds contribution	0.14	0.14	0.18	0.19	0.17

Net interest margin	3.45	3.37	3.40	3.48	3.46
Call option income	0.15	0.10	0.07	0.08	0.03

Net interest margin including call option income	3.60%	3.47%	3.47%	3.56%	3.49

WINTRUST FINANCIAL CORPORATION—SUPPLEMENTAL FINANCIAL INFORMATION

Net Interest Margin (Including Call Option Income—YTD Trends)

	Years Ended December 31,
(Dollars in thousands)	2011	2010	2009	2008	2007

Net interest income	$463,071	$417,564	$314,096	$247,054	$264,777
Call option income	13,570	2,235	1,998	29,024	2,628

Net interest income including call option income	$476,641	$419,799	$316,094	$276,078	$267,405

Yield on earning assets	4.49%	4.80%	5.07%	5.88%	7.21%
Rate on interest-bearing liabilities	1.23	1.61	2.29	3.31	4.39

Rate spread	3.26%	3.19%	2.78%	2.57%	2.82%
Net free funds contribution	0.16	0.18	0.23	0.24	0.29

Net interest margin	3.42	3.37	3.01	2.81	3.11
Call option income	0.10	0.02	0.02	0.33	0.03

Net interest margin including call option income	3.52%	3.39%	3.03%	3.14%	3.14%

WINTRUST FINANCIAL CORPORATION—SUPPLEMENTAL FINANCIAL INFORMATION

Quarterly Average Balances—5 Quarter Trends

	$000000000	$000000000	$000000000	$000000000	$000000000
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2011	2011	2011	2011	2010
Liquidity management assets	$3,051,850	$3,083,508	$2,591,398	$2,632,012	$2,844,351
Other earning assets	28,828	28,834	28,886	27,718	29,676
Loans, net of unearned income	10,662,516	10,200,733	9,859,789	9,849,309	9,777,435
Covered loans	652,157	680,003	418,129	326,571	337,690

Total earning assets	$14,395,351	$13,993,078	$12,898,202	$12,835,610	$12,989,152

Allowance for loan losses	(137,423)	(128,848)	(125,537)	(118,610)	(116,447)
Cash and due from banks	130,437	140,010	135,670	152,264	151,562
Other assets	1,625,844	1,522,187	1,196,801	1,149,261	1,175,084

Total assets	$16,014,209	$15,526,427	$14,105,136	$14,018,525	$14,199,351

Interest-bearing deposits	$10,563,090	$10,442,886	$9,491,778	$9,542,637	$9,839,223
Federal Home Loan Bank advances	474,549	486,379	421,502	416,021	415,260
Notes payable and other borrowings	468,139	461,141	338,304	266,379	244,044
Secured borrowings—owed to securitization investors	600,000	600,000	600,000	600,000	600,000
Subordinated notes	38,370	40,000	45,440	50,000	53,369
Junior subordinated notes	249,493	249,493	249,493	249,493	249,493

Total interest-bearing liabilities	$12,393,641	$12,279,899	$11,146,517	$11,124,530	$11,401,389

Non-interest bearing deposits	1,755,446	1,553,769	1,349,549	1,261,374	1,148,208
Other liabilities	333,186	185,042	148,999	194,752	207,000
Equity	1,531,936	1,507,717	1,460,071	1,437,869	1,442,754

Total liabilities and shareholders’ equity	$16,014,209	$15,526,427	$14,105,136	$14,018,525	$14,199,351

WINTRUST FINANCIAL CORPORATION—SUPPLEMENTAL FINANCIAL INFORMATION

Net Interest Margin—5 Quarter Trends

	$160140209	$160140209	$160140209	$160140209	$160140209
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010

Yield earned on:
Liquidity management assets	1.85%	1.87%	2.04%	1.75%	1.32%
Other earning assets	2.90	2.98	2.89	2.65	2.45
Loans, net of unearned income	4.78	4.97	5.05	5.34	5.71
Covered loans	9.20	7.54	8.06	8.78	4.75

Total earning assets	4.36%	4.41%	4.54%	4.68%	4.72%

Rate paid on:
Interest-bearing deposits	0.74%	0.83%	0.95%	1.02%	1.12%
Federal Home Loan Bank advances	3.50	3.40	3.82	3.86	3.86
Notes payable and other borrowings	2.38	2.47	3.22	4.00	2.65
Secured borrowings—owed to securitization investors	2.03	1.99	2.00	2.05	2.04
Subordinated notes	1.79	1.65	1.69	1.69	1.71
Junior subordinated notes	4.77	6.96	7.01	7.01	6.97

Total interest-bearing liabilities	1.05%	1.18%	1.32%	1.39%	1.43%

Interest rate spread	3.31%	3.23%	3.22%	3.29%	3.29%
Net free funds/contribution	0.14	0.14	0.18	0.19	0.17

Net interest income/Net interest margin	3.45%	3.37%	3.40%	3.48%	3.46%

WINTRUST FINANCIAL CORPORATION—SUPPLEMENTAL FINANCIAL INFORMATION

Non-Interest Income—5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2011	2011	2011	2011	2010
Brokerage	$5,960	$6,108	$6,208	$6,325	$6,641
Trust and asset management	5,726	5,886	4,393	3,911	3,467

Total wealth management	11,686	11,994	10,601	10,236	10,108

Mortgage banking	18,025	14,469	12,817	11,631	22,686
Service charges on deposit accounts	3,973	4,085	3,594	3,311	3,346
Gains on available-for-sale securities	309	225	1,152	106	159
Gain on bargain purchases	—	27,390	746	9,838	250
Trading gains (losses)	216	591	(30)	(440)	611
Other:
Fees from covered call options	5,377	3,436	2,287	2,470	1,074
Bank Owned Life Insurance	681	351	661	876	811
Administrative services	789	784	781	717	715
Miscellaneous	3,856	3,922	4,043	2,142	4,701

Total other income	10,703	8,493	7,772	6,205	7,301

Total Non-Interest Income	$44,912	$67,247	$36,652	$40,887	$44,461

WINTRUST FINANCIAL CORPORATION—SUPPLEMENTAL FINANCIAL INFORMATION

Non-Interest Expense—5 Quarter Trends

	Three Months Ended
(In thousands)	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
Salaries and employee benefits:
Salaries	$36,676	$36,633	$32,008	$33,135	$31,876
Commissions and bonus	19,263	14,984	10,760	10,714	18,043
Benefits	10,805	10,246	10,311	12,250	9,112

Total salaries and employee benefits	66,744	61,863	53,079	56,099	59,031
Equipment	5,093	4,501	4,409	4,264	4,384
Occupancy, net	7,975	7,512	6,772	6,505	5,927
Data processing	4,062	3,836	3,147	3,523	4,388
Advertising and marketing	3,207	2,119	1,440	1,614	1,881
Professional fees	3,710	5,085	4,533	3,546	4,775
Amortization of other intangible assets	1,062	970	704	689	719
FDIC insurance	3,244	3,100	3,281	4,518	4,572
OREO expenses, net	8,821	5,134	6,577	5,808	7,384
Other:
Commissions—3rd party brokers	872	936	991	1,030	965
Postage	1,322	1,102	1,170	1,078	1,220
Stationery and supplies	1,186	904	888	840	1,069
Miscellaneous	11,470	9,259	10,215	8,595	9,886

Total other expense	14,850	12,201	13,264	11,543	13,140

Total Non-Interest Expense	$118,768	$106,321	$97,206	$98,109	$106,201

WINTRUST FINANCIAL CORPORATION—SUPPLEMENTAL FINANCIAL INFORMATION

Allowance for Credit Losses, excluding covered loans—5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2011	2011	2011	2011	2010
Allowance for loan losses at beginning of period	$118,649	$117,362	$115,049	$113,903	$110,432
Provision for credit losses	16,615	28,263	28,666	24,376	28,795
Other adjustments	—	—	—	—	—
Reclassification (to)/from allowance for unfunded lending-related commitments	171	(66)	(317)	2,116	(1,781)

Charge-offs:
Commercial	6,377	8,851	7,583	9,140	6,060
Commercial real estate	13,931	14,734	20,691	13,342	13,591
Home equity	1,876	1,071	1,300	773	1,322
Residential real estate	1,632	926	282	1,275	311
Premium finance receivables—commercial	1,479	1,738	1,893	1,507	1,820
Premium finance receivables—life insurance	—	31	214	30	154
Indirect consumer	56	24	44	120	239
Consumer and other	824	282	266	160	565

Total charge-offs	26,175	27,657	32,273	26,347	24,062

Recoveries:
Commercial	541	150	301	266	268
Commercial real estate	286	299	463	338	57
Home equity	5	32	19	8	2
Residential real estate	2	3	3	2	2
Premium finance receivables—commercial	204	159	5,375	268	144
Premium finance receivables—life insurance	—	—	12	—	—
Indirect consumer	37	75	42	66	38
Consumer and other	46	29	22	53	8

Total recoveries	1,121	747	6,237	1,001	519

Net charge-offs	(25,054)	(26,910)	(26,036)	(25,346)	(23,543)
Allowance for loan losses at period end	$110,381	$118,649	$117,362	$115,049	$113,903
Allowance for unfunded lending-related commitments at period end	13,231	13,402	2,335	2,018	4,134

Allowance for credit losses at period end	$123,612	$132,051	$119,697	$117,067	$118,037

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	0.96	1.60	1.45	1.85	1.11%
Commercial real estate	1.56	1.69	2.40	1.57	1.66
Home equity	0.85	0.47	0.58	0.34	0.57
Residential real estate	1.07	0.80	0.25	0.91	0.17
Premium finance receivables—commercial	0.35	0.42	(0.99)	0.37	0.54
Premium finance receivables—life insurance	—	0.01	0.05	0.01	0.04
Indirect consumer	0.12	(0.33)	0.02	0.41	1.51
Consumer and other	2.35	0.84	0.98	0.42	1.98

Total loans, net of unearned income, excluding covered loans	0.93	1.05	1.06	1.04	0.96%

Net charge-offs as a percentag of the provision for credit losses	150.79%	95.21%	90.83%	103.98%	81.76%
Loans at period-end	$10,521,377	$10,272,711	$9,925,077	$9,561,802	$9,599,886
Allowance for loan losses as a percentage of loans at period end	1.05%	1.15%	1.18%	1.20%	1.19%
Allowance for credit losses as a percentage of loans at period end	1.17%	1.29%	1.21%	1.22%	1.23%

WINTRUST FINANCIAL CORPORATION—SUPPLEMENTAL FINANCIAL INFORMATION

Non-Performing Assets, excluding covered assets—5 Quarter Trends

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2011	2011	2011	2011	2010
Loans past due greater than 90 days and still accruing:
Commercial	$—	$—	$—	$150	$478
Commercial real-estate	—	1,105	—	1,997	—
Home equity	—	—	—	—	—
Residential real-estate	—	—	—	—	—
Premium finance receivables—commercial	5,281	4,599	4,446	6,319	8,096
Premium finance receivables—life insurance	—	2,413	324	—	—
Indirect consumer	314	292	284	310	318
Consumer and other	—	—	—	1	1

Total loans past due greater than 90 days and still accruing	5,595	8,409	5,054	8,777	8,893

Non-accrual loans:
Commercial	19,018	24,836	26,168	26,157	16,382
Commercial real-estate	66,508	69,669	89,793	94,001	93,963
Home equity	14,164	15,426	15,853	11,184	7,425
Residential real-estate	6,619	7,546	7,379	4,909	6,085
Premium finance receivables—commercial	7,755	6,942	10,309	9,550	8,587
Premium finance receivables—life insurance	54	349	670	342	354
Indirect consumer	138	146	89	320	191
Consumer and other	233	653	757	147	252

Total non-accrual loans	114,489	125,567	151,018	146,610	133,239

Total non-performing loans:
Commercial	19,018	24,836	26,168	26,307	16,860
Commercial real-estate	66,508	70,774	89,793	95,998	93,963
Home equity	14,164	15,426	15,853	11,184	7,425
Residential real-estate	6,619	7,546	7,379	4,909	6,085
Premium finance receivables—commercial	13,036	11,541	14,755	15,869	16,683
Premium finance receivables—life insurance	54	2,762	994	342	354
Indirect consumer	452	438	373	630	509
Consumer and other	233	653	757	148	253

Total non-performing loans	$120,084	$133,976	$156,072	$155,387	$142,132
Other real estate owned	79,093	86,622	82,772	85,290	71,214
Other real estate owned—obtained in acquisition	7,430	10,302	—	—	—

Total non-performing assets	$206,607	$230,900	$238,844	$240,677	$213,346

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.76%	1.06%	1.23%	1.36%	0.82%
Commercial real-estate	1.89	2.04	2.66	2.86	2.81
Home equity	1.64	1.75	1.80	1.25	0.81
Residential real-estate	1.89	2.31	2.24	1.42	1.72
Premium finance receivables—commercial	0.92	0.81	1.03	1.19	1.32
Premium finance receivables—life insurance	—	0.17	0.06	0.02	0.02
Indirect consumer	0.70	0.70	0.65	1.20	0.99
Consumer and other	0.19	0.58	0.75	0.15	0.24

Total loans, net of unearned income	1.14%	1.30%	1.57%	1.63%	1.48%

Total non-performing assets as a percentage of total assets	1.30%	1.45%	1.63%	1.71%	1.53%

Allowance for loan losses as a percentage of total non-performing loans	91.92%	88.56%	75.20%	74.04%	80.14%